UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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IHEARTMEDIA, INC.
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LETTER FROM OUR INDEPENDENT DIRECTORS

April 1, 2025

Dear Fellow Stockholders:

2024 was a year of significant strategic importance for iHeartMedia, Inc. (the "Company"). Our senior management team successfully executed on initiatives critical to the Company’s long-term success, with a key focus on our capital structure, including deleveraging. Our Board played an important role in providing oversight of management and stewardship of the Company’s strategic initiatives. We continue to transform and modernize our operations and expand our industry leading position in content and distribution across broadcast radio, streaming digital radio, podcasts, social, live events, influencers and personalities, as well as best-in-class total audio advertising technology and data solutions for all forms of audio. Through it all, we have appreciated the ongoing dialogue that we have with our stockholders on the broad range of topics relevant to our business and look forward to continuing those discussions in the year ahead.

Debt Exchange Transaction, Fiscal 2024 Performance and Modernization
In December, the Company transformed its capital structure through the exchange of approximately $4.8 billion (or 92%) of its aggregate principal amount of outstanding debt (the "Debt Exchange Transaction"), resulting in the extension of the vast majority of its debt maturities by three years, while also reducing the Company’s total debt balance. We believe the completion of the Debt Exchange Transaction resulted in a strengthened capital structure that provides the Company the flexibility to execute on our strategy and business initiatives.

In 2024, the Company generated year-over-year increases for both consolidated revenue and Adjusted EBITDA, as well as continued growth in our Digital Audio Group segment, including podcasting, and expanded our industry leading position in key areas. We also continued to integrate our broadcast radio inventory into programmatic platforms, which allows iHeart’s radio assets to participate in the growing digital and programmatic markets.

In addition, the Company’s disciplined focus on capital management and cost efficiencies through modernization are expected to generate a net $150 million of annual cost savings in 2025. Taken together, the work that the Company has done this past year has set the foundation for value creation and brought a renewed clarity to our focus on execution in 2025.

Updates to the Composition of our Board
We have a strong and independent Board consisting of eight directors who have a complementary mix of tenures, backgrounds and experiences that facilitate strong oversight. At our 2025 Annual Meeting of Stockholders, we expect to welcome Robert Millard to our Board. Mr. Millard is a Director of Evercore, an international investment bank, and co-founder and former Chairman of the Board of L3 Technologies, a major defense technology company, where he currently serves as Lead Director of L3Harris Technologies. He will bring to our Board deep experience with corporate finance, strategic planning and public company board experience which will add important and unique benefits for our Company that we believe will contribute significantly to positioning iHeart for continued growth. With the addition of Mr. Millard, we will have added four new directors to the Board over the past five years, underscoring our commitment to ongoing refreshment. As noted in the proxy statement, Brad Gerstner will conclude his service on the Board at the end of his term this year. On behalf of our fellow directors, we would like to thank Brad for his service and valuable contributions to the Company during his tenure.

Looking Forward
We are proud to be the number one audio company in the United States, reaching 9 out of 10 Americans every month. We could not do this without our employees, our over 860 owned stations, our digital service available across more than 500 platforms and 2,000 devices, our influencers, social, live music events and podcasts. We are continuing to build the foundation today for strong achievement based on our strategy, relentless focus on execution and continued partnership with our stakeholders. We look forward to working with you in the year ahead.

Sincerely,

James A. Rasulo, Lead Independent Director
Samuel E. Englebardt
Brad Gerstner
Cheryl Mills
Graciela Monteagudo
Kamakshi Sivaramakrishnan

NOTICE OF 2025 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 13, 2025

Dear Fellow Stockholder:

The 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of iHeartMedia, Inc., a Delaware corporation (the “Company”), will be held on Tuesday, May 13, 2025, at 10:00 a.m. Eastern Time. The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/IHRT2025 and entering your 16-digit control number included on your Notice of Internet Availability of Proxy Materials or your proxy card. The Annual Meeting will be held for the following purposes:

Proposals
1	The election of the eight director nominees named in our proxy statement, each for a one-year term ending at the 2026 Annual Meeting of Stockholders
2	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025
3	The approval, on an advisory (non-binding) basis, of the compensation of our named executive officers
While all of the Company’s stockholders are invited to attend the Annual Meeting, only holders of record of our outstanding shares of Class A common stock at the close of business on March 20, 2025, are entitled to notice of and to vote at the Annual Meeting, or any continuation, postponement or adjournment of the Annual Meeting. A complete list of these stockholders will be available for examination by any stockholder during the ten days prior to the Annual Meeting for a purpose germane to the meeting by sending an email to InvestorRelations@iHeartMedia.com, stating the purpose of the request and providing proof of ownership of Company stock. The Annual Meeting may be continued or adjourned from time to time without notice other than by announcement at the Annual Meeting. The holders of our Class B common stock and the holders of our Special Warrants are not entitled to notice of or to vote on any matter before the Annual Meeting.

Important Information for Holders of Class A Common Stock

It is important that your shares be represented regardless of the number of shares you may hold as of the record date. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares via the toll-free telephone number or over the Internet, as described in the enclosed materials. If you received a copy of the proxy card by mail, you may sign, date and mail the proxy card in the enclosed return envelope, which is addressed for your convenience and needs no postage if mailed in the United States. We encourage stockholders to submit their proxy by mail or via telephone or over the Internet. Promptly voting your shares will ensure the presence of a quorum at the Annual Meeting and will save us the expense of further solicitation. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting if you desire to do so, as your proxy is revocable at your option. The Company asks your cooperation in promptly submitting your proxy.

YOUR VOTE IS IMPORTANT

If you would like to attend the Annual Meeting, please refer to the logistical information in the section titled “Questions and Answers About the 2025 Annual Meeting of Stockholders.”
By Order of the Board of Directors,

Jordan R. Fasbender
Executive Vice President, Chief Legal Officer
and Secretary
April 1, 2025

Forward-Looking Statements
Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause the actual results, performance or achievements of iHeartMedia, Inc. and its subsidiaries to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases “guidance,” “believe,” “expect,” “anticipate,” “estimates,” “forecast,” "goal," "commitment" and similar words or expressions are intended to identify such forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances, such as statements about capital and cost savings initiatives, future financial results, anticipated director elections and committee composition and our business plans, strategies and initiatives, including our Corporate Responsibility initiatives, are forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other important factors, some of which are beyond our control and are difficult to predict. Various risks that could cause future results to differ from those expressed by the forward-looking statements included herein include, but are not limited to: risks associated with weak or uncertain global economic conditions and our dependence on advertising revenues; competition, including increased competition from alternative media platforms and technologies; dependence upon the performance of on-air talent, program hosts and acquisition of programming; fluctuations in operating costs and other factors beyond our control; technological and industry changes and innovations; shifts in population and other demographics; risks related to our use of artificial intelligence; impact of acquisitions, dispositions and/or other strategic transactions; risks related to our indebtedness; legislative or regulatory requirements; impact of legislation, ongoing litigation or royalty audits on music licensing and royalties; regulations and consumer concerns regarding privacy and data protection and breaches of information security measures; risks related to scrutiny and regulation of Corporate Responsibility matters; risks related to our Class A common stock; and regulations impacting our business and the ownership of our securities. Other unknown or unpredictable factors also could have material adverse effects on the Company’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed herein may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date hereof. Additional risks that could cause future results to differ from those expressed by any forward-looking statement are described in the Company’s reports filed with the U.S. Securities and Exchange Commission, including in the section entitled “Item 1A. Risk Factors” of iHeartMedia, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Certain statements contained in this proxy statement, particularly pertaining to our Corporate Responsibility performance, goals, and initiatives, are subject to additional risks and uncertainties, including regarding gathering and verification of information and related methodological considerations; our ability to implement various initiatives under expected timeframes, cost, and complexity; our dependency on third-parties to provide certain information and to comply with applicable laws and policies; and other unforeseen events or conditions. These factors, as well as others, may cause results to differ materially and adversely from those expressed in any of our forward-looking statements. The Company does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise. Additionally, various disclosures made herein or elsewhere (including our website) are informed by third-party frameworks or other stakeholder expectations. Such information may not, and should not be interpreted as necessarily being "material" for purposes of our filings with the U.S. Securities and Exchange Commission, even if we use the words "material" or "materiality" herein or in other documents discussing such matters. Corporate Responsibility disclosures in particular are often informed by frameworks that define materiality in a way that may differ from, and is often more expansive than, the definition for U.S. federal securities laws. Moreover, given the long timelines and uncertainties associated with certain matters, materiality can be difficult to predict in advance. The methodologies and data associated with such disclosures also continue to evolve, and we cannot guarantee that our approach will align with the preferences of any particular stakeholder. Even when we leverage frameworks for certain of our disclosures, we cannot guarantee, and no language of "alignment." "accordance," or similar should be taken to mean strict adherence and compliance to these frameworks. Our disclosures, whether based on such frameworks or otherwise, may change due to a variety of factors, including revisions in framework requirements, availability and quality of information, changes in our business or applicable government policy, or other factors, some of which may be beyond our control.

iHeartMedia, Inc.
20880 Stone Oak Parkway
San Antonio, TX 78258
EXECUTIVE SUMMARY
2025 Annual Meeting Information

Date and Time: Tuesday, May 13, 2025 10:00 a.m. Eastern Time	Location: www.virtualshareholdermeeting. com/IHRT2025	Record Date: March 20, 2025	Proxy Mail Date: On or about April 1, 2025
How to Vote

By Internet: Visit the website listed on your Internet Notice or proxy card	By Phone: Call the telephone number on your proxy card	By Mail: If you received paper copies, sign, date and return your proxy card in the provided envelope	During the Annual Meeting: Participate in the Annual Meeting webcast using your 16-digit control number
This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of iHeartMedia, Inc. (the “Company,” “iHeartMedia,” “iHeart,” “we” or “us”) of proxies to be voted at our Annual Meeting of Stockholders to be held on Tuesday, May 13, 2025 (the “Annual Meeting”), at 10:00 a.m. Eastern Time, and at any continuation, postponement or adjournment of the Annual Meeting. The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/IHRT2025 and entering your 16-digit control number included on your proxy card. If you would like to submit questions in advance of the Annual Meeting, please visit proxyvote.com before 11:59 p.m. Eastern Time on May 12, 2025 and enter your 16-digit control number.
Only holders of record of outstanding shares of our Class A common stock (our “Class A stockholders”) at the close of business on March 20, 2025 (the “Record Date”), will be entitled to notice of and to vote at the Annual Meeting and any continuation, postponement or adjournment of the Annual Meeting. Each share of our Class A common stock entitles its holder to one vote per share on all matters presented to our stockholders. At the close of business on the Record Date, there were 126,376,383 shares of Class A common stock outstanding and entitled to vote at the Annual Meeting. The holders of our Class B common stock and certain warrants to purchase shares of our Class A common stock or Class B common stock (the “Special Warrants”) issued in connection with our emergence from bankruptcy (“Emergence”) are not entitled to vote on any matter before the Annual Meeting. Our dual-class capital structure was created in connection with our Emergence to address the requirements of U.S. law and regulations that limit foreign ownership of our capital stock and that limit our investors' ownership of radio stations in the same market as one of our radio stations.
This proxy statement and the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2024 (the “2024 Annual Report”) will be sent on or about April 1, 2025 to holders of our Class A common stock (as of the Record Date).

This section summarizes and highlights certain information contained in this proxy statement but does not contain all the information that you should consider when casting your vote. Please review the entire proxy statement as well as our 2024 Annual Report to Stockholders carefully before voting. Frequently asked questions and logistical information regarding the Annual Meeting is available in the section titled “Questions and Answers About the 2025 Annual Meeting of Stockholders” beginning on page 62.
Important Notice Regarding the Availability of Proxy Materials for the Annual
Meeting of Stockholders To Be Held on May 13, 2025:
THIS PROXY STATEMENT AND OUR 2024 ANNUAL REPORT ARE AVAILABLE FOR VIEWING, PRINTING AND DOWNLOADING AT www.proxyvote.com.

Meeting Agenda Items

Proposal	Page Number	Voting Standard	Board Vote Recommendation
Proposal No. 1: Election of the eight nominees named in the proxy statement as directors, each for a one-year term ending at the 2026 Annual Meeting of Stockholders	7	Plurality of votes cast	FOR each director nominee
Proposal No. 2: To ratify the appointment of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for the fiscal year ending December 31, 2025	26	Majority of votes cast	FOR
Proposal No. 3: To approve, on an advisory (non-binding) basis, the compensation of our named executive officers	28	Majority of votes cast	FOR

Director Nominees and Continuing Directors

			Committee Memberships Following the Annual Meeting
Director	Director Since	Independent	A	C	N&CG
Director Nominees
Robert W. Pittman (Chairman and CEO)	2011
James A. Rasulo (Lead Independent Director)	2019	✓	✓	Chair	✓
Richard J. Bressler	2008
Samuel E. Englebardt	2022	✓	✓	✓
Robert Millard(1)	—	✓	Chair	✓
Cheryl Mills	2020	✓		✓	Chair
Graciela Monteagudo	2021	✓	✓
Kamakshi Sivaramakrishnan	2019	✓			✓
(1)Robert Millard is a nominee for election as a director and is not currently serving on our Board of Directors. If elected to our Board of Directors, he will serve as the Chair of the Audit Committee and as a member of the Compensation Committee. Brad Gerstner currently serves as the Chair of our Audit Committee. Kamakshi Sivaramakrishnan serves as a member of the Compensation Committee and would cease to serve as a member of the committee if Mr. Millard is elected.

A = Audit Committee
C = Compensation Committee
N&CG = Nominating and Corporate Governance Committee

Fiscal 2024 Overview
The Company took many important steps throughout the 2024 fiscal year. We continued to significantly advance the transformation of iHeartMedia into a true multiplatform audio company, driven by innovation and supported by data and technology, while also continuing our critical mission of providing vital support and connection to the communities we serve.

#1 Audio media company in the United States based on consumer reach	5x the digital listening hours of the next largest commercial broadcast radio company, as measured by Triton	over 335M social media fans & followers as measured by ListenFirst
#1 Podcast publisher in the United States as measured by Podtrac	$3,855M in revenues for 2024	2X reach of the largest TV Network and 4X reach of the largest ad- enabled streaming audio player
Most #1 ranked station groups across top 160 markets and largest 50 markets	10% Increase in podcast revenues in 2024	9% Increase in digital revenues in 2024

2024 Business Performance & Highlights
2024 was a year of significant strategic importance for the Company. The Company successfully completed the exchange of approximately $4.8 billion (or 92%) of its aggregate principal amount of outstanding debt, transforming the Company's capital structure. Additionally, the Company's relentless focus on cost efficiencies and disciplined capital management resulted in a cost program that is expected to generate a net $150 million of year-over-year savings in 2025. The Company also generated year-over-year increases for both consolidated revenue and Adjusted EBITDA, as well as continued growth in digital, including podcasting. Highlights include:

•Consolidated revenue increased 3% to $3.9 billion, from $3.8 billion in the prior year.
•Digital Audio Group revenue increased 9% as compared to the prior year, including a 10% increase in Podcast Revenue.
•Multiplatform Group revenue decreased 3% as compared to the prior year.
•Consolidated operating loss decreased to $763 million from a consolidated operating loss of $797 million in the prior year.
•Consolidated net loss was $1.0 billion compared to a net loss of $1.1 billion in the prior year.
•Consolidated Adjusted EBITDA1 increased 1% to $706 million, from $697 million in the prior year.
•Cash flows from operating activities decreased 66% to $71 million, from $213 million in the prior year.
•Adjusted Free Cash Flow1 was essentially flat at $109 million, compared to $110 million in the prior year.
•Cash balance and total available liquidity2 of $260 million and $686 million, respectively, as of December 31, 2024.
•Completed exchange of approximately $4.8 billion (or 92%) of the Company's outstanding debt, resulting in the extension of the vast majority of debt maturities by three years and reducing our total debt balance.
•Completed modernization cost reduction program expected to generate $200 million of annual cost savings in 2025; offset by $50 million of anticipated cost increases for 2025, for an expected net cost reduction of $150 million.

1 See "Supplemental Disclosure Regarding Non-GAAP Financial Information" in Annex A.
2 Total available liquidity is defined as cash and cash equivalents of $260 million plus available borrowings under our ABL Facility of $426 million. We use total available liquidity to evaluate our capacity to access cash to meet obligations and fund operations.

2024 Operational Highlights
The Company continued to execute on its strategy to transform and modernize its operations. Further, the Company continued to expand its industry leading position in content and distribution across broadcast radio, streaming digital radio, podcasts, social, live events and influencers and personalities, as well as a best-in-class total audio advertising technology and data solution for all forms of audio. The Company made important progress on its strategic goals, including as follows:

•iHeartMedia is the number one audio media company in the United States based on the consumer reach of its broadcast assets alone reaching 90% of Americans every month.
•According to Nielsen, we have the most number one ranked station groups across the top 160 markets in the U.S., and across the largest 50 markets, with 68 and 24 number one station groups in these markets, respectively.
•Our iHeartRadio digital platform is the number one streaming broadcast radio platform—with nearly five times the digital listening hours of the next largest commercial broadcast radio company, as measured by our subsidiary Triton.
•According to Podtrac, we are the number one podcast publisher in the United States with more monthly downloads than the next nine largest podcast publishers combined and have the most shows featured in the Top 10 and across 19 categories.
•iHeartMedia is also the number one sales network in podcasting, with approximately three times the downloads and monthly audience of the next largest U.S. sales network, according to Podtrac.
•We are the only company with a total audio advertising technology and data solution, providing both supply-side and demand-side services for all forms of audio — on-demand, broadcast radio, digital streaming radio, and podcasting.
•Our personalities, stations and brands have a social footprint that includes over 335 million fans and followers, as measured by ListenFirst, which is twelve times the size of the next largest commercial broadcast audio media company. This social footprint was at the heart of delivering 70 billion social media impressions for our 2024 iHeartRadio Music Festival.
•We held seven nationally recognized tentpole events with some of the biggest names in music, as well as our thousands of local events, all of which provide significant opportunities for consumer promotion, advertising and social amplification.
•We were the exclusive audio partner for the 2024 Olympic Games, providing 24/7 coverage of the games and original Olympic related podcasts.
•We continued our presence in the Metaverse with concerts and experiences in Roblox, Fortnight and Meta Horizon Worlds.
•We launched The Women's Sports Audio Network, the first-ever audio platform dedicated exclusively to women's sports.
•We continued to strengthen our corporate responsibility and human capital commitment by implementing and planning a number of new initiatives. (See Corporate Responsibility and Human Capital for additional detail).
•We served a critical function for our local communities during times of crisis, providing listeners with vital emergency information and support while broadcasting 24/7 during Hurricanes Helene and Milton and the LA wildfires, as well as helping to raise funds for relief in the aftermath of these disasters.

Corporate Governance Highlights
iHeartMedia is committed to good governance practices that protect and promote the long-term value of the Company for its stockholders. The Board regularly reviews our governance practices to ensure they reflect the evolving governance landscape and appropriately support and serve the best interests of the Company and its stockholders. The following chart provides an overview of our corporate governance practices:

Independent Oversight

All of our non-employee director nominees (6 of 8 director nominees) are independent
Strong lead independent director role with well-defined responsibilities and significant authority including over meeting schedules, agendas and information sent to the Board
Regular executive sessions of non-employee directors at Board meetings (chaired by lead independent director) and committee meetings (chaired by independent committee chairs)
100% independent Board committees
Active Board and committee oversight of the Company’s strategy and risk management

Board Effectiveness

Directors possess deep and diverse set of skills and expertise relevant to oversight of our business operations and strategy

Annual assessment of director skills and experience to ensure Board can provide effective oversight of the Company’s strategy

Highly engaged Board with all incumbent directors having attended over 75% of all meetings of the Board and committees on which they served in 2024

Annual Board and committee self-evaluations overseen by the Nominating and Corporate Governance Committee

Ongoing director education

Stockholder Rights	Annual director elections No supermajority voting requirement to amend bylaws or charter Directors can be removed without cause No poison pill
Good Governance Practices
Development and periodic review of succession plans for members of senior management
Code of Business Conduct + Ethics ("Code of Conduct") applicable to directors and all employees, which reinforces our core values and helps drive our workplace culture of compliance with ethical standards, integrity and accountability
We prohibit all directors and executive officers from hedging our securities; directors and executive officers are also prohibited from pledging our securities, unless such pledge is specifically pre-approved by the Company’s Chief Legal Officer
Stock ownership guidelines for directors and executive officers and clawback policy for recovery of erroneously awarded time-vesting or performance-vesting incentive-based equity compensation from executive officers
Responsible corporate citizenship and environmental initiatives
Annual review of Governance Guidelines and committee charters

PROPOSAL ONE—ELECTION OF DIRECTORS
The current term of office of the Company’s eight directors expires at the Annual Meeting. The Board proposes that the following eight director nominees be elected for a term of one year and until their successors are duly elected and qualified: Robert W. Pittman, James A. Rasulo, Richard J. Bressler, Samuel E. Englebardt, Robert Millard, Cheryl Mills, Graciela Monteagudo and Kamakshi Sivaramakrishnan. Current director Brad Gerstner has determined not to stand for re-election at the Annual Meeting. The Board and the Nominating and Corporate Governance Committee believe that the eight director nominees encompass a range of talents, skills and expertise sufficient to provide sound and prudent guidance with respect to the Company’s operations and interests. For further information on the make-up of our board, please refer to "Board Composition" below.

Board Recommendation

Our Board unanimously recommends that you vote “FOR” the election of each of the persons nominated by the Board.
If you return a duly executed proxy card without specifying how your shares are to be voted, the persons named in the proxy card will vote to elect Robert W. Pittman, James A. Rasulo, Richard J. Bressler, Samuel E. Englebardt, Robert Millard, Cheryl Mills, Graciela Monteagudo and Kamakshi Sivaramakrishnan as directors. Each nominee currently serves on our Board, except for Robert Millard who is being nominated to serve on our Board for the first time. Each nominee has consented to being named in this proxy statement and has indicated their willingness to continue to serve if elected. However, if any such director nominee should be unable to serve, or for good cause will not serve, the shares of Class A common stock represented by proxies may be voted for a substitute nominee designated by our Board, or our Board may reduce its size. Our Board has no reason to believe that any of the nominees will be unable to serve if elected.

Our Director Nominees
Director Biographies

Director Since: 2011 Age: 71 Committee Memberships: • None
ROBERT W. PITTMAN

Mr. Pittman was appointed our Chairman on May 17, 2013. Prior to adding the Chairmanship, he became the Chief Executive Officer of the Company in October 2011. Mr. Pittman was also the Executive Chairman of Clear Channel Outdoor Holdings, Inc. (“CCOH”) from January 2012 to March 2015 and Chairman and Chief Executive Officer of CCOH from March 2015 to May 2019. Mr. Pittman served as a director of CCOH from October 2011 to May 2019. From November 2010 to October 2011, Mr. Pittman served as Chairman of Media and Entertainment Platforms for the Company and iHeartCommunications. He was the founding member and investor in the Pilot Group LP (“Pilot Group”), a private equity investment firm, from April 2003 until the winding up of that entity in September 2022. Mr. Pittman was formerly Chief Operating Officer of AOL Time Warner, Inc. from May 2002 to July 2002. He also served as Co-Chief Operating Officer of AOL Time Warner, Inc. from January 2001 to May 2002, and earlier, as President and Chief Operating Officer of America Online, Inc. from February 1998 to January 2001 and President and CEO of AOL Networks from October 1996 to February 1998. Earlier in his career, he was the programmer who led the team that created MTV and was later CEO of MTV Networks, Inc. and CEO of Six Flags Theme Parks, Inc., Time Warner Enterprises, Inc. and Century 21 Real Estate Corporation. Mr. Pittman was selected to serve as a member of our Board because of his service as our Chief Executive Officer, and we believe his extensive media experience gained through the course of his career is valuable to the Board.

Director Since: 2019 Age: 69 Committee Memberships: • Audit Committee • Compensation Committee (CHAIR) • Nominating and Corporate Governance Committee
JAMES A. RASULO

Mr. Rasulo was formerly an executive at Walt Disney Company ("Walt Disney") from 1986 through 2015, having spent his last five years at Disney as the Chief Financial Officer and Senior Executive Vice President. During his tenure at Walt Disney, among other roles, he served as the Chairman of Walt Disney Parks & Resorts. Mr. Rasulo served on the board of Saban Capital Acquisition Corporation from September 2016 to April 2019, where he sat on the Audit Committee and the Compensation Committee. Mr. Rasulo also serves on the board of the Los Angeles Philharmonic Association. Mr. Rasulo is a graduate of Columbia University and received his M.A. and M.B.A. from the University of Chicago. Mr. Rasulo’s proven business acumen and extensive experience serving in executive management roles at a large publicly traded company brings tremendous value to the Board.

Director Since: 2007 Age: 67 Committee Memberships: • None
RICHARD J. BRESSLER

Mr. Bressler was appointed as our President and Chief Financial Officer in July 2013 and as our Chief Operating Officer in February 2015. Mr. Bressler also served as the Chief Financial Officer of CCOH from July 2013 to May 2019 and has served as one of our directors since July 2008. Prior thereto, Mr. Bressler was a Managing Director at the private equity investment company, Thomas H. Lee Partners, L.P. (“THL”). Prior to joining THL, Mr. Bressler was the Senior Executive Vice President and Chief Financial Officer of Viacom, Inc. ("Viacom") from 2001 through 2005. He also served as Chairman and Chief Executive Officer of Time Warner Digital Media and, from 1995 to 1999, was Executive Vice President and Chief Financial Officer of Time Warner Inc. ("Time Warner"). Prior to joining Time Inc. (which became Time Warner in 1990) in 1988, Mr. Bressler was a partner with the accounting firm of EY since 1979. Mr. Bressler also currently is a director of Gartner, Inc., a research and consulting services company, where he chairs the Audit Committee and sits on the Mount Sinai Medical Center Foundation, a non-profit hospital. Mr. Bressler previously served as a member of the boards of directors of Nielsen Holdings B.V. and Warner Music Group Corp. and as a member of the J.P. Morgan Chase National Advisory Board. Mr. Bressler holds a B.B.A. in Accounting from Adelphi University. Mr. Bressler’s experience in and knowledge of the industry gained through his various positions with Viacom and Time Warner as well as his knowledge of finance and accounting gained from his experience at THL, Gartner and EY are all important contributions to the Board.

Director Since: 2022 Age: 47 Committee Memberships: • Audit Committee • Compensation Committee
SAMUEL E. ENGLEBARDT

Samuel Englebardt has served as a Co-founder and Partner at Galaxy Digital, a technology-driven financial services and investment management firm, since 2018 and the Founding General Partner of Galaxy Interactive, a venture capital franchise focused on companies operating at the intersection of content, finance and technology, since 2018. From 2017 to 2018, Mr. Englebardt was Partner and Managing Director at Galaxy Investment Partners. He is a media and technology investor and content producer who has created, acquired and/or financed a broad range of traditional and digital businesses and dozens of video games, films and television shows over the past decade. Prior to Galaxy Digital, Mr. Englebardt was a Partner and Managing Director at Lambert Media Group (“LMG”) from 2007 to 2016, where he managed a portfolio of media-sector private equity investments. Before LMG, Mr. Englebardt was a Vice President and Financial Advisor at Alliance Bernstein from 2006 to 2008. Mr. Englebardt earned his J.D. from Harvard Law School and received his B.A. in philosophy and political science from the University of Colorado at Boulder. Mr. Englebardt’s deep experience with digital assets and content, including the metaverse and web3, is invaluable to the Board as it expands its digital business.

Director Nominee
Age: 74
Committee Memberships:
• Audit Committee (CHAIR)(1)
• Compensation Committee(2)
(1)If elected to our Board of Directors, Robert Millard will serve as the Chair of the Audit Committee.
(2)If elected to our Board of Directors, Robert Millard will serve as a member of the Compensation Committee.

ROBERT MILLARD

Mr. Millard is the current Lead Independent Director and former Chairman of the board of directors of L3Harris Technologies, Inc., a major defense technology company, and its predecessor, L3 Technologies, which Mr. Millard cofounded and where he has served in various capacities since 1997. He has also served on the board of directors of Evercore Inc. since 2012. He formerly served as Chairman of the MIT Corporation from 2014 to 2020, where he continues to serve as Chairman Emeritus, and was also a member of the MIT Investment Management Company endowment board. Prior to becoming Chairman of MIT Corporation, Mr. Millard served as the Chairman of Realm Partners LLC from 2009 to 2014 and held various senior roles, including Managing Director at Lehman Brothers and its predecessors from 1976 to 2008. Mr. Millard has an M.B.A. from the Harvard Business School and an S.B. from MIT. The Board believes that Mr. Millard’s significant business, finance and strategic planning experience will be valuable contributions to the Board.

Director Since: 2020 Age: 60 Committee Memberships: • Nominating and Corporate Governance Committee (CHAIR) • Compensation Committee
CHERYL MILLS

Ms. Mills is Founder and Chief Executive Officer of the BlackIvy Group LLC, a private company that builds and operates businesses in Sub-Saharan Africa. Previously, she served as Chief of Staff to former Secretary of State Hillary Clinton and Counselor to the U.S. Department of State from 2009 to 2013. Ms. Mills was with New York University from 2002 to 2009, where she served as Senior Vice President for Administration and Operations, General Counsel and as Secretary of the Board of Trustees. She also served as Senior Vice President for Corporate Policy and Public Programming at Oxygen Media from 1999 to 2001. Prior to joining Oxygen Media, Ms. Mills served as Deputy Counsel to President Clinton and as the White House Associate Counsel. Ms. Mills currently serves on the board of directors of BlackRock, Inc., a financial services company that she joined in 2013. She previously served on the board of directors of Cendant Corporation (now Avis Budget Group, Inc.), a consumer real estate and travel conglomerate, from 2003 to 2006. Ms. Mills received her B.A. from the University of Virginia and her J.D. from Stanford Law School. Ms. Mills brings to the Board a range of leadership experiences from private equity, government and academia, and through her prior service on the boards of corporations and non-profits, she provides expertise on issues concerning government relations, public policy, corporate administration and corporate governance.

Director Since: 2021 Age: 58 Committee Memberships: • Audit Committee
GRACIELA MONTEAGUDO

Ms. Monteagudo served as Chief Executive Officer of LALA U.S., a producer and distributor of dairy-based products from March 2017 to December 2018. Ms. Monteagudo previously served as Senior Vice President and President, Americas for Mead Johnson Nutrition Company, a global manufacturer of infant formula, from July 2015 to February 2017 where she was responsible for Mead Johnson’s businesses in North America and Latin America. Between May 2012 and June 2015, Ms. Monteagudo served as Mead Johnson’s Senior Vice President and General Manager, North America and Global Marketing. Prior to that, Ms. Monteagudo served in several capacities for Walmart Mexico, most recently as Senior Vice President and Business Unit Head, Sam’s Club. Ms. Monteagudo has served as a director of WD 40 Company since June 2020, where she serves on its nominating/governance, compensation, and finance committees, and as a director of ACCO Brands Corp since 2016, where she serves on its compensation and human capital committee and chairs its nominating, governance and sustainability committee. Ms. Monteagudo holds a National Association of Corporate Directors (NACD) Directorship Certification as well as ESG/Climate leadership certifications from Berkeley Law and Diligent. She received her B.S. in Industrial Engineering from Universidad Panamericana and her M.B.A. from Instituto Tecnológico Autónomo de México. Ms. Monteagudo brings to the Board a range of commercial and public company leadership experiences, as well as expertise in digital marketing, e-commerce, consumer goods and international operations, all of which the Board believes are important contributions to the Board.

Director Since: 2019 Age: 49 Committee Memberships: • Compensation Committee • Nominating and Corporate Governance Committee
KAMAKSHI SIVARAMAKRISHNAN

Ms. Sivaramakrishnan is GM of Snowflake Data Clean Rooms ("Snowflake"), a cloud-based data storage company. Ms. Sivaramakrishnan was the founder and Chief Executive Officer of Samooha Inc., a data collaboration company that was acquired by Snowflake in 2023. Ms. Sivaramakrishnan was previously the founder and CEO of Drawbridge Inc. ("Drawbridge"), an identity management company enabling brands and enterprises to create personalized online and offline experiences for their customers. In 2019, Drawbridge was acquired by LinkedIn, a Microsoft company, where Ms. Sivaramakrishnan led the Drawbridge integration and identity charter for LinkedIn Marketing Solutions until 2021. Prior to founding Drawbridge in November 2010, Ms. Sivaramakrishnan was a Senior Research Scientist at AdMob, which was acquired by Google in 2010. Ms. Sivaramakrishnan also served on the board of directors of LiveRamp Holdings, Inc., a data connectivity platform company, from November 2020 until February 2023. Ms. Sivaramakrishnan received her Ph.D. in Information Theory and Algorithms from Stanford University. Ms. Sivaramakrishnan’s entrepreneurial experience, expertise of data and technology and business acumen bring extensive knowledge to the Board.

CORPORATE GOVERNANCE

Governance Overview

We are committed to maintaining robust governance practices and a strong ethical culture that benefits the long-term interests of our stockholders. The Company, with the oversight of the Board, regularly reviews, updates and enhances its corporate governance practices and compliance and training programs, as appropriate, in light of stockholder feedback, changes in applicable laws, regulations and stock exchange requirements and the evolving needs of our business. Our corporate governance and compliance practices include:

•Independent Oversight. A majority of the current directors of the Board (6 of 8) are independent directors, including a lead independent director role with well-defined responsibilities and fully independent Board committees, as defined by the rules of The Nasdaq Stock Market LLC (the “Nasdaq Rules”) and applicable rules of the Securities and Exchange Commission ("SEC"). Executive sessions of Board and Committee meetings are regularly held without management present.
•Annual Director Elections. All of our directors are elected annually.
•Prohibition on Hedging and Pledging. We prohibit all directors and executive officers from engaging in hedging transactions, including options (such as puts or calls) or other financial instruments (such as forward contracts, equity swaps, collars or exchange funds) that are designed to hedge or offset any decrease in the market value of our securities. We also prohibit all directors and executive officers from pledging Company securities, unless specifically pre-approved by the Company’s Chief Legal Officer.
•Committee Charters. Each Board committee operates under a written charter that has been approved by the Board and annually reviewed and, if necessary, amended.
•Board and Committee Self-Evaluations. The Nominating and Corporate Governance Committee oversees an annual evaluation of the Board and its committees.
•Frequent and Robust Stockholder Engagement. The Company has a robust stockholder engagement program pursuant to which the Company participates in investor conferences and holds numerous meetings with stockholders to discuss various topics, including its financial performance, strategy, corporate governance, corporate responsibility practices and executive compensation program. During 2024, the Company engaged with stockholders representing approximately 73% of the Company’s outstanding common stock.
•Stock Ownership Guidelines. Our directors and senior executives are subject to stock ownership guidelines.
•Annual Say on Pay Vote. We hold an annual say-on-pay vote so that our stockholders are able to provide annual feedback on our executive compensation program.
•Clawback Policy. We have adopted a clawback policy consistent with Nasdaq Rules that requires our executive officers to repay erroneously awarded cash and equity incentive-based compensation following certain corrections to our financial statements.
•No poison pill. The Company does not have a poison pill in place.
•No supermajority voting requirements. The Company’s Fifth Amended and Restated Certificate of Incorporation, as amended (the "Charter"), and Fourth Amended and Restated Bylaws (the "Bylaws") do not require any supermajority voting requirements for any matters considered by stockholders.
•Succession Planning. The Board engages in periodic review of short and long-term succession plans for members of senior management.
•Corporate Responsibility. iHeartMedia is dedicated to serving the communities in which we live and work – especially in times of need – and we are equally committed to strengthening our Corporate Responsibility strategy as a path to advancing our management of the greatest opportunities and risks to our business including, as applicable, with its relationship with our communities, planet and other stakeholders and report our progress in our Corporate Responsibility Report and Annual Impact Report. For more details, please see "Corporate Responsibility and Human Capital" in the proxy statement and our 2024 Corporate Responsibility Report and Annual Impact Report, which is available on our website at www.investor.iheartmedia.com.
•Ethics & Compliance. Our Code of Conduct, which applies to all iHeartMedia employees and directors, reinforces our core values and helps drive our workplace culture of compliance, ethical standards, integrity and accountability.
•Independent, Anonymous Complaint Process. The Company maintains a third-party managed hotline (“Hotline”) that permits the anonymous reporting of violations of our Code of Conduct and other concerns. All Hotline submissions are reviewed and investigated by appropriate members of management. The results of all such investigations are reported to senior management and the Audit Committee quarterly.

Our Board has adopted the Governance Guidelines, Code of Conduct and charters for our Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee to assist the Board in the exercise of its responsibilities and to serve as a framework for the effective governance of the Company. You can access our current committee charters, our Governance Guidelines and our Code of Conduct in the “Corporate Governance” section of the “Investor Relations” page of our website located at www.iheartmedia.com, or by writing to our Secretary at our offices at 20880 Stone Oak Pkwy, San Antonio, Texas 78258.

Board Composition
Our Board currently consists of eight (8) members: Robert W. Pittman, James A. Rasulo, Richard J. Bressler, Samuel E. Englebardt, Brad Gerstner, Cheryl Mills, Graciela Monteagudo, and Kamakshi Sivaramakrishnan. The below graphics do not reflect director nominee Robert Millard, if elected.

Director Independence
Our Board of Directors has affirmatively determined that Messrs. Rasulo, Englebardt, and Gerstner and Mses. Mills, Monteagudo, and Sivaramakrishnan are each an “independent director,” as defined under the Nasdaq Rules and under the standards adopted by the Board in the Company’s Governance Guidelines that are available on our website, www.iheartmedia.com. Our Board has also affirmatively determined that director nominee Robert Millard will be considered an "independent director," as defined under the Nasdaq Rules and under the standards adopted by the Board in the Company's Governance Guidelines, if elected to the Board.

Director Candidates
The Nominating and Corporate Governance Committee is responsible for identifying and reviewing the qualifications of potential director candidates and recommending to the Board those candidates to be nominated for election to the Board.
To facilitate the search process for director candidates, the Nominating and Corporate Governance Committee may identify potentially qualified director candidates through a number of channels, including soliciting our current directors and executives for the names of potentially qualified candidates or asking directors and executives to pursue their own business contacts for the names of potentially qualified candidates. The Nominating and Corporate Governance Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates or consider director candidates recommended by our stockholders. Robert Millard was recommended as a director nominee by our Chairman and Chief Executive Officer, and the Nominating and Corporate Governance Committee also retained a search firm and reviewed other potential candidates prior to recommending Mr. Millard to the Board for nomination. Once potential candidates are identified, the Nominating and Corporate Governance Committee reviews the backgrounds of those candidates, evaluates candidates’ independence from us and determines if candidates meet the qualifications desired by the Nominating and Corporate Governance Committee of candidates for election as director. All of our directors were previously elected by stockholders.
In accordance with our Governance Guidelines, in evaluating the suitability of individual candidates, the Nominating and Corporate Governance Committee will consider a candidate’s (i) experience in positions with a high degree of responsibility; (ii) leadership roles in organizations with which they are affiliated; (iii) the time, energy, interest and willingness to serve as a member of the Board; and (iv) contributions they can make to the Board and oversight of the Company’s business. The Board evaluates each candidate in the context of the Board as a whole and recommends candidates who can best contribute to the future success of the Company and represent stockholder interests through the exercise of sound judgment using the group’s diversity of skills and experience. Our Board also seeks to have members from diverse backgrounds, including, among other attributes, gender, ethnicity and professional experience.
Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting the names of the recommended individuals, together with appropriate biographical information and background materials, to iHeartMedia, Inc., 20880 Stone Oak Parkway, San Antonio, TX 78258, Attn: Nominating and Corporate Governance Committee, c/o Secretary. In the event there is a vacancy, and assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Communications From Stockholders
Stockholders and other interested parties may contact the Board as a group, a specified Board committee or individual members by writing to the following address: iHeartMedia, Inc., 20880 Stone Oak Parkway, San Antonio, TX 78258, Attn: Secretary. Each communication should specify the applicable addressee or addressees to be contacted, as well as the general topic of the communication. We will initially receive and process communications before forwarding them to the addressee. We may also refer communications to other departments at the Company. We generally will not forward to the directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information regarding the Company.

Stockholder Engagement
The Board strongly believes in proactive engagement, communication and transparency with the Company’s stockholders. During 2024, the Company, led by our senior management and Board, continued its strong level of engagement with its stockholders, and met with stockholders representing approximately 73% of the Company’s outstanding Class A common stock. This engagement included participation in investor conferences, individual one-on-one meetings and correspondence with stockholders in which we have discussed our financial performance, strategy, corporate governance, Corporate Responsibility practices and executive compensation program. This feedback provides the Company with important insights, which management shares with the Board, and the Company is committed to ongoing engagement with its investors on all appropriate matters, including executive compensation and governance.

Self-Evaluation
Our Board conducts an annual self-evaluation process to determine whether the Board, its committees and the directors are functioning effectively. This includes survey materials and a report to, and discussion of survey results with, the Nominating and Corporate Governance Committee, as well as each committee and the full Board’s respective results. The survey materials solicit feedback on board composition, board process and function, board responsibilities and board committees. The directors use the results to identify trends and themes and discuss potential action items in order to increase the effectiveness of the Board and its committees. Each committee also conducts its own annual self-evaluation to assess the functioning of the committee and the effectiveness of the committee members, including the committee chair. In addition, focus areas identified through the evaluation are incorporated into the Board’s agenda for the following year. All directors are free to make suggestions on improvement of the Board’s or the committees’ practices at any time and are encouraged to do so.

Board Leadership Structure
The Company’s current Board leadership structure comprises a combined Chairman of the Board and Chief Executive Officer, an independent director serving as the Lead Independent Director, and five other highly qualified, active independent directors. Our Board exercises its judgment in combining or separating the roles of Chairman of the Board and Chief Executive Officer as it deems appropriate in light of current circumstances. The Board will continue to exercise its judgment on an ongoing basis to determine the optimal Board leadership structure that it believes will provide effective leadership, oversight and direction, while optimizing the functioning of both the Board and management and facilitating effective communication between the two. The Board has concluded that the current structure provides a well-functioning and effective balance between strong Company leadership and appropriate safeguards and oversight by independent directors. A combined role of Chairman and Chief Executive Officer confers advantages, including for the following reasons:

•Our Chief Executive Officer is more familiar with our business and strategy than a non-employee chairman and is able to draw on his detailed knowledge of the Company to provide the Board, in coordination with the Lead Independent Director, leadership in focusing its discussions, review and oversight of the Company’s strategy, business, and operating and financial performance;
•A single Chairman and Chief Executive Officer provides strong and consistent leadership for our Company;
•A combined role ensures that the Company presents its message and strategy to stakeholders with a unified voice;
•The structure allows for efficient decision-making and focused accountability;
•Oversight of our Company is the responsibility of our Board as a whole, and this responsibility can be properly discharged without an independent Chairman; and
•Our strong Lead Independent Director provides similar benefits to those associated with an independent Chairman.
The Board continues to believe that it is in the best interest of the Company and its stockholders for Mr. Pittman to serve as Chairman and Chief Executive Officer, considering the strong and well-defined role of our Lead Independent Director and other corporate governance practices that provide independent oversight of management.

Our Governance Guidelines provide that, if our Chairman of the Board is not an independent director, the independent directors will select an independent director to act as Lead Independent Director. Since 2019, James A Rasulo has served as our Lead Independent Director. The Lead Independent Director’s responsibilities include:
•presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors and of non-management directors;
•having discretion to call meetings of the independent directors;
•facilitating discussion and open dialogue among the independent directors during Board meetings, executive sessions and outside of Board meetings;
•serving as the principal liaison between the independent directors and the Chairman, without inhibiting direct communication between them;
•communicating, as appropriate in his or her judgment, to the Chairman and management any decisions reached, suggestions, views or concerns expressed by independent directors in executive sessions or outside of Board meetings;
•providing the Chairman with feedback and counsel concerning the Chairman’s interactions with the Board;
•working with the Chairman to develop and approve Board meeting agendas and meeting schedules, including to ensure that there is sufficient time for discussion of all agenda items;
•working with the Chairman on the appropriateness (including quality and quantity) and timeliness of the information provided to the Board;
•authorizing the retention of advisors and consultants who, when appropriate, report directly to the Board;
•in consultation with the Nominating and Corporate Governance Committee, reviewing and reporting on the results of the Board and committee performance evaluations;
•periodically meeting on an individual basis with independent directors to discuss Board and committee performance, effectiveness and composition;
•leading the independent directors’ evaluation of the effectiveness of the Chairman (as Chairman), including his or her interactions with directors and ability to provide leadership and direction to the Board;
•if requested, and in coordination with management, to be available for consultation and direct communication with stockholders; and
•participating in crisis management oversight, as appropriate under the circumstances.
The Board believes that this management and Board leadership structure, combined with the oversight of the Board comprised of a majority of independent directors, a strong and well-defined Lead Independent Director role with significant responsibilities and the Company’s robust corporate governance policies and procedures, effectively maintains independent oversight of the Company.

Board’s Role in Risk Oversight
Risk assessment and oversight are an integral part of our governance and management processes. The Board encourages management to promote a corporate culture that incorporates risk management into our corporate strategy and day-to-day operations. Our risk management philosophy strives to:
•timely identify the material risks that we face;
•communicate necessary information with respect to material risks to senior management and, as appropriate, to the Board or relevant Board committee;
•implement appropriate and responsive risk management strategies consistent with our risk profile; and
•integrate risk management into our decision-making.
The Board has designated the Audit Committee to broadly oversee risk management in accordance with our Audit Committee charter. Under the oversight of the Audit Committee, and with the support of the compliance function and the internal and external audit functions, we operate an enterprise-wide risk management governance framework that sets standards and provides guidance for the identification, assessment, monitoring and control of the most significant risks facing the Company and that have the potential to affect stockholder value, our customers and colleagues, the communities in which we operate and the safety and soundness of the Company. The Audit Committee then oversees the implementation and effectiveness of strategies to address these risks. The Audit Committee reports to the Board regarding briefings provided by management and advisors, as well as the Audit Committee’s own analysis and conclusions regarding the adequacy of our risk management processes.

Our Audit Committee is also responsible for overseeing the quality and integrity of accounting, internal control and financial reporting practices, legal and ethical compliance programs and cybersecurity risks. The Audit Committee receives annual reports from management on information security and privacy matters, including our cybersecurity risks. In addition, management updates the Audit Committee, as necessary, regarding any material cybersecurity incidents, as well as certain incidents with lesser potential impact. Our Board of Directors is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions. Our Compensation Committee oversees risks related to the Company’s compensation practices and policies. Our Nominating and Corporate Governance Committee oversees risks related to environmental, social, sustainability and governance matters. The Board believes that its role in the oversight of our risks supports its determination that the Board’s leadership structure effectively maintains independent oversight of the Company.

The Company’s risk oversight framework and key areas of responsibility are illustrated below:

Board of Directors
Our Board of Directors is apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Our Audit Committee is responsible for overseeing risk assessment and management, including quality and integrity of accounting, internal control and financial reporting practices, legal and ethical compliance programs and data privacy and cybersecurity risks.	Our Compensation Committee oversees the risks related to the Company's compensation practices and policies as well as our strategies and policies for human capital management.	Our Nominating and Corporate Governance Committee oversees risks related to governance and board composition matters as well as corporate responsibility strategies.

Management
Our Management is responsible for our day-to-day risk management activities.

Code of Conduct
Our Code of Conduct applies to all of our officers, directors and employees, including our principal executive officer, principal financial officer and principal accounting officer. Our Code of Conduct constitutes a “code of ethics” as defined by Item 406(b) of Regulation S-K. The Code of Conduct is publicly available on our internet website at www.iheartmedia.com. We intend to satisfy the disclosure required by law or Nasdaq Stock Market listing standards regarding any amendment to, or waiver from, a provision of the Code of Conduct by posting such information on our website at www.iheartmedia.com.

Governance Guideline
We operate under Governance Guidelines that set forth our corporate governance principles and practices on a variety of topics, including director qualifications, director responsibilities, board leadership, and the composition and functioning of the Board. Our Governance Guidelines are designed to maximize long-term stockholder value, align the interests of the Board with those of our stockholders and promote high ethical conduct among our directors. The Governance Guidelines include the following key practices to assist the Board in carrying out its responsibility for the business and affairs of iHeartMedia:

1. Director Responsibilities. The basic responsibility of a director is to exercise his or her business judgment and act in what he or she reasonably believes to be in the best interests of iHeartMedia and its stockholders. Directors are expected to attend Board meetings and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities.

2. Executive Sessions of Non-Management Directors. The non-management directors and/or the independent directors conduct executive sessions, without management participation, as part of each regularly scheduled Board meeting, and may do so at special Board meetings.

3. Board Access to Senior Management. Directors have access to iHeartMedia’s management, employees and advisors and can initiate contact or meetings through the CEO, the Chair or Lead Independent Director, if any, or any other executive officer.

4. Board Access to Independent Advisers. The Board and each Board committee have the power to retain independent legal, financial or other advisors as they may deem necessary, at our expense.
5. Board Tenure. The Board believes that term limits on director service and a predetermined retirement age impose arbitrary restrictions on Board membership that may deprive the Board of insights and knowledge of the Company gained over time and multiple business cycles. The Board’s annual performance evaluation described above is a significant determinant for continuing service on the Board. The Board’s goal is to maintain a mix of tenures so that the Board has a balance of fresh perspectives and continuity of experience.

6. Directors who Change their Current Job Responsibilities. A director who changes the nature of the job he or she held when elected to the Board shall tender his or her resignation from the Board, subject to acceptance by the Board, by sending such resignation to the chair of the Nominating and Corporate Governance Committee. This provides an opportunity for the Board to review the continued appropriateness of Board membership under these circumstances. The Nominating and Corporate Governance Committee will then review the director’s continuation on the Board in light of all the circumstances and recommend to the Board whether the Board should accept such proposed resignation or request that the director continue to serve on the Board.

7. Service on Multiple Boards. Each director is expected to be available for a significant time commitment. A director who serves as a chief executive officer of a public company may not serve on the board of directors of more than two public companies (not including the Company) without prior approval of the Board. All other directors may not serve on the board of directors of more than four public companies (not including the Company) without prior approval of the Board.

8. Management Development and Succession Planning. The Compensation Committee periodically considers management development and succession planning, including short-term succession planning for certain of the Company’s most senior management positions in the event that all or a portion of such members of senior management should unexpectedly become unable to perform their duties.

Insider Trading Policy
Our Board has adopted an Insider Trading Compliance Policy and Procedures (“Insider Trading Policy”), which governs the purchase, sale, and other transactions in the Company’s securities by our directors, executive officers and employees, as well as certain other persons (collectively, “covered persons”), which we believe is reasonably designed to promote compliance with insider trading laws, rules, and regulations. Among other things, our Insider Trading Policy (a) prohibits covered persons from purchasing or selling the Company’s securities while in possession of material, non-public information relating to the Company except under pre-approved trading plans that meet the requirements of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1 plans”) and certain other limited exceptions and (b) specifies (i) our quarterly blackout periods, (ii) our pre-clearance procedures, (iii) additional prohibited transactions and (iv) requirements regarding pre-approved Rule 10b5-1 trading plans. In addition, the policy prohibits those covered by the policy from engaging in transactions in publicly traded options related to the Company’s equity securities, such as puts or calls, or engaging in transactions involving any other financial instruments, such as forward contracts, equity swaps, collars or exchange funds, that are designed to hedge or offset any decrease in the market value of the Company’s equity securities.

The foregoing summary of the Insider Trading Policy does not purport to be complete and is qualified in its entirety by reference to the full text of the Insider Trading Policy attached as Exhibit 19 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on February 27, 2025.

Executive Sessions
The independent members of the Board meet in regularly scheduled executive sessions. Such meetings are presided over by the Lead Independent Director.

Attendance by Members of the Board of Directors at Meetings
There were 10 meetings of the Board during the fiscal year ended December 31, 2024. During the fiscal year ended December 31, 2024, each incumbent director attended at least 75% of the meetings of the Board and committees on which such director served that occurred while such director served on the Board or such committee(s). In addition, all of our current directors attended our 2024 annual meeting of stockholders.
Under our Governance Guidelines, which is available on our website at www.iheartmedia.com, a director is expected to spend the time and effort necessary to properly discharge his or her responsibilities. Accordingly, a director is expected to prepare for and attend Board meetings and meetings of committees on which he or she serves. Pursuant to the Company’s Governance Guidelines, we expect Board members to attend the Annual Meeting.

Board Committees
The below table outlines our current Board committee composition as of April 1, 2025. If Robert Millard is elected to the Board, he will serve as the Chair of the Audit Committee and as a member of the Compensation Committee.

Committee Memberships
Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Robert W. Pittman
James A. Rasulo		CHAIR
Richard J. Bressler
Samuel E. Englebardt
Brad Gerstner	CHAIR
Cheryl Mills			CHAIR
Graciela Monteagudo
Kamakshi Sivaramakrishnan

   CHAIR = Committee Chair
     = Member

Audit Committee Met 4 times in 2024 Current Committee Members: Brad Gerstner (CHAIR) Samuel E. Englebardt Graciela Monteagudo James A. Rasulo

Primary Responsibilities Include:

● annually evaluate, determine the selection of and, if necessary, determine the replacement or rotation of the independent registered public accounting firm;

● approve or pre-approve all auditing and non-audit services provided by the independent registered public accounting firm;

● annually review, evaluate and discuss reports regarding the independent registered public accounting firm’s independence;

● review with the internal auditors and the independent registered public accounting firm the scope and plan for audits;

● review with management, the internal auditors and the independent registered public accounting firm, our system of internal control, financial and critical accounting practices and our policies relating to risk assessment and risk management, including legal and ethical compliance programs;

● review information technology procedures and controls and receive annual briefings from senior management on information security matters, including as they relate to data privacy and cybersecurity;

● review and discuss with management and the independent registered public accounting firm the annual and quarterly financial statements and the specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company prior to the filing of the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q; and

● review material pending legal proceedings involving the Company and other material contingent liabilities.

Financial Expertise and Independence

All members of the Audit Committee meet the independence standards of Nasdaq and the SEC, as well as the financial literacy requirements of Nasdaq. The Board has determined that each of Brad Gerstner, Samuel E. Englebardt and James A. Rasulo qualifies as an “audit committee financial expert” as defined by SEC rules. The Board has also determined that director nominee Robert Millard, who, if elected, will join the Audit Committee as Chair, meets the independence standards of Nasdaq and the SEC, including for service on the audit committee, as well as the financial literacy requirements of Nasdaq. The Board has also determined that Mr. Millard qualifies as an "audit committee financial expert" as defined by SEC rules.

Report

The Report of the Audit Committee is included beginning on page 27 of this proxy statement.

Nominating and Corporate Governance Committee Met 3 times in 2024 Current Committee Members: Cheryl Mills (CHAIR) James A. Rasulo Kamakshi Sivaramakrishnan
Primary Responsibilities Include:

● identify individuals qualified to become members of our Board and recommend director nominees to the Board;
● periodically review the Board’s Governance Guidelines and consider other governance matters and, as appropriate, make recommendations to the Board;
● establish any qualifications, desired background, expertise and other selection criteria for members of our Board and any committee;
● annually review committee assignments and make recommendations to the Board;
● oversee strategies, policies, practices and risks related to Corporate Responsibility matters;
● consider other governance matters, and as appropriate, make recommendations to the Board; and
● oversee the annual self-evaluation process of the Board and its committees.

Independence

The Nominating and Corporate Governance Committee is comprised entirely of directors who are independent under Nasdaq rules.

Compensation Committee Met 4 times in 2024 Current Committee Members: James A. Rasulo (CHAIR) Samuel E. Englebardt Cheryl Mills Kamakshi Sivaramakrishnan
Primary Responsibilities Include:

● review and approve corporate goals and objectives relevant to Chief Executive Officer and other executive officer compensation, evaluate the Chief Executive Officer’s and other executive officers’ performance in light of those goals and objectives and, either as a committee or together with the other independent directors, determine and approve the Chief Executive Officer’s and other executive officers’ compensation levels;
● approve all awards to executive officers under our incentive compensation plans, as well as adopt, administer, amend or terminate such plans;
● perform tasks similar to those in the two preceding bullets with respect to those other members of senior management whose compensation is the responsibility of our Board or whose compensation the Chief Executive Officer requests the Compensation Committee to review and affirm;
● approve all awards to employees, executives and officers under our equity-based plans and recommend to the Board the adoption, amendment or termination of any compensation plan under which stock may be issued;
● consider the results of the most recent stockholder advisory vote on executive compensation and to the extent the Compensation Committee determines it appropriate to do so, take such results into consideration in connection with the review and approval of executive officer compensation;
● assist our Board in developing and evaluating potential candidates for executive positions (including the Chief Executive Officer) and oversee the development of executive succession plans;s;
● administer and oversee the Company’s compensation recovery policy and stock ownership guidelines;
● review the Company’s employee compensation policies and practices as they relate to risk management to determine whether such compensation practices and policies could be reasonably likely to have a material adverse effect on the Company;
● if applicable, review and discuss with management the Compensation Discussion and Analysis ("CD&A") and, based on that review and discussion, recommend to our Board that the CD&A be included in the proxy statement or annual report on Form 10-K;
● produce a Compensation Committee report on executive compensation for inclusion in the proxy statement or annual report; and
● make recommendations to the Board regarding non-employee director compensation.

Independence

Each member of the Compensation Committee qualifies as an independent director under Nasdaq’s heightened independence standards for members of a compensation committee and as a “non-employee director” as defined in Section 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Board has also determined that director nominee Robert Millard, who, if elected, will join the Compensation Committee, qualifies as an independent director under Nasdaq's heightened independence standards for members of a compensation committee as a "non-employee director."

Report

The Report of the Compensation Committee is included on page 43 of this proxy statement.

Compensation Committee Interlocks and Insider Participation
The Compensation Committee currently consists of James A. Rasulo, Samuel E. Englebardt, Cheryl Mills and Kamakshi Sivaramakrishnan. None of Mr. Rasulo, Mr. Englebardt, Ms. Mills or Ms. Sivaramakrishnan is or has been an officer or employee of the Company.
During 2024, none of our executive officers served as a member of the Board or Compensation Committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee.

CORPORATE RESPONSIBILITY AND HUMAN CAPITAL

Serving all of our communities across America is the core of what we do, and we place great emphasis on serving the neighborhoods and communities in which we live and work through our broad range of portfolio of platforms and assets—broadcast, digital, podcasts, personalities, influencers, social, live events and more.

As the number one audio company in the United States, and the largest broadcast radio company, the communities we serve are core to our business and purpose. Our extensive community programs are built on the idea that through public awareness and education we can drive attention and action to bring deeper understanding of both world issues and individual community matters, all the while making the content we provide more meaningful to our listeners.
In 2024, iHeartMedia supported thousands of local and nonprofit organizations nationwide and raised hundreds of millions of dollars for critical issues, both in the U.S. and globally through:

▶Media Inventory in the form of radio and digital PSAs and weekly long-form public affairs shows addressing specific local concerns.
▶Taking Action—on air, digitally and on-site with our employees and personalities in communities facing disasters.
▶Championing the Missions of various nonprofit groups.
▶Advocating the Issues engaging local officials and decision makers through our Local Advisory Boards, local boards in select markets that carefully monitor public opinion and assist our teams in identifying and implementing projects that enable meaningful public service in each community.
▶Supporting Locally Significant Events like walkathons, fundraising events and supply drives.

5 Million	$289 Million	25,360	~1,300
PSAs	Donated Media Value	Hours of Public Affairs Programming	National and Local Nonprofits Supported

The Company’s local and national campaigns primarily fall into these categories:

2024 Highlights
In 2024, iHeartMedia played a critically important role for – and in – its communities, providing support, information, resources and companionship, and helping to create positive change in the lives of children and families.
iHeartRadio Communities Spotlight Media Grant Program
“iHeartRadio Communities Spotlight Media Grant Program,” is iHeart's initiative committing free media to support organizations that are making a positive impact within communities and serving the full range of our listeners.

Since the inception of the Spotlight Media Grant Program, the Company has committed

$15 Million

in media to partner organizations using iHeartMedia's multiplatform media network to deliver messaging that is timely, relevant and hyper-targeted in order to most effectively support underserved and impacted communities.

Disaster Assistance and Response Plan
iHeartMedia plays a vitally important role in our local communities when disasters or traumatic events occur. Providing a trusted resource for communities facing both natural and man-made disasters is at the heart of our mission as a company, and we respond to disasters both through our ongoing partnership with the Federal Emergency Management Agency and our own iHeartMedia Emergency Response Team.
The 2024 hurricane season proved to be one of the most challenging we have seen in terms of its impact on, and devastation of, local communities. Our local teams were prepared to serve their listeners, and went into immediate action before Hurricanes Helene and Milton and remain committed to helping impacted communities rebuild in the aftermath of both hurricanes.
Most recently, our teams immediately sprung to action to help the people and communities of Los Angeles who have been affected by the devastating wildfires that have swept the area. iHeartMedia partnered with local philanthropy organization The Dream Center to offer immediate and long-term support and resources to those in the community affected by the devastating fires, and through the grassroots effort of our iHeartMedia LA team:

▶We've raised over $15 million in cash and in-kind donations, and contributions are still being made;
▶Over 8,000 volunteers were mobilized;
▶Over 19,000 cars have gone through the Dream Center supply line; and
▶Essential supplies have been provided to more than 80,000 people through the iHeartMedia LA disaster relief drive at the Dream Center.

Additionally, iHeartMedia was the national audio partner of FireAid, a benefit concert to help raise funds for relief in the wake of the devastating Los Angeles wildfires.

Focus on Mental Health
iHeartMedia remains committed to keeping mental health messaging as a priority for each of our radio stations. For the last 6 years, we worked with leading mental health organizations, including the National Alliance on Mental Illness, Child Mind Institute, Crisis Textline, The Mental Health Coalition and the Inspiring Children Foundation to raise awareness of mental health issues and foster a culture within communities that supports talking about mental health issues. Additionally, iHeart’s “Let’s Talk” campaign, launched in 2019, is designed to weave a virtual support system through iHeartMedia’s 860+ stations across the U.S. for people struggling with anxiety and depression, and continues to be a major initiative at iHeart.

Since 2021, Charlamagne Tha God, iHeartMedia NYC and The Mental Wealth Alliance have joined together for the annual Mental Wealth Expo in celebration of World Mental Health Day. Held in New York City's Times Square, the event is free and open to the public and features curated panels and intimate discussions covering a wide range of mental health topics.

$15.5 Million

in on-air donated media for mental health programs since 2018

840 Million Impressions

across iHeartMedia’s multiple platforms for iHeartRadio’s Let’s Talk mental health campaign since 2018

Focus on Recovery & Addiction
For the past 6 years, iHeart’s Recovery Month media efforts have supported those in recovery, including their families and caregivers, and have helped inspire interventions to start the recovery journey. As part of this initiative, iHeartMedia partners with The Voices Project to support and promote Mobilize Recovery, bringing together a diverse cross-sector cohort of advocates, allies, and stakeholders to drive measurable, sustainable, and action-oriented solutions that create resilient communities of recovery.
Our efforts in 2024 included a national bus tour that advocates for community-based recovery solutions and ending preventable overdose deaths through grassroots education and distribution of resources and tools like free naloxone.
As a corporate leader in battling the opioid epidemic, iHeartMedia continues its support of young people in recovery and working to eliminate public stigma.

Commitment to Veterans
For the last 12 years, iHeartMedia has been committed to addressing veteran unemployment and employment retention and launched what is still the largest public service campaign in the Company’s history – iHeartRadio Show Your Stripes – to address the national veteran unemployment crisis. The ongoing Show Your Stripes program shines a light on some of the most pressing issues facing veterans today, including a focus on wellness— from health and emotional wellness to environmental, financial, intellectual, occupational, physical, social and spiritual wellness.

Civic Engagement
At iHeartMedia, we believe every eligible American citizen should have the information and tools they need to vote. In 2024, iHeart supported a broad range of nonpartisan voting organizations in an effort to increase voter turnout for the 2024 election cycle and to ensure that all voices were heard. iHeart’s voter participation efforts were centered around national and local campaigns with longtime partner When We All Vote, a national nonpartisan nonprofit that brings together citizens, institutions, brands, and organizations to increase participation in every election.

The Power of Wish Granting
iHeartMedia uses our one-of-a-kind events to create irreplaceable memories for children with life-threatening medical conditions and their families. We also work closely with Big Brother Big Sisters of America and launched our second annual Big/Little Shadow

Experience at the iHeartRadio Music Festival. We have been awarded The Chris Greicius Celebrity Award from Make-a-Wish alongside FOX Entertainment, Los Angeles Dodgers, Ms. Rachel and VidCon for our commitment to helping to make life-changing wishes come true. In 2024 granted wishes included special artist experiences with Walker Hayes (iHeartCountry), Keith Urban (iHeartRadio Music Festival), twenty one pilots and others.

iHeartMedia Communities Weekly National Public Affairs Show
In addition to locally produced weekend public affairs shows designed to inform the public about the most relevant issues facing their communities, iHeartMedia hosts two weekly national public affairs specials that air on select broadcast stations and on iHeartRadio -- “iHeartRadio Communities” and “Estamos Contigo” -- to connect community members to one another and to world issues.

iHeartIMPACT
iHeartIMPACT is a community impact division of iHeartMedia designed to help corporate brands partner with nonprofits through their advertising spends with iHeartMedia. iHeartIMPACT works with brands to achieve marketing goals on iHeartMedia platforms, but also to invest in community organizations addressing critical causes. To-date, this program has provided more than $11.7 million in funding to nonprofits across dozens of issue areas.

The Environment & Sustainability
iHeartMedia supports a number of nonprofit organizations that are helping to solve pressing issues facing our planet. We address environmental issues on-air through both nationally- and locally-targeted public service announcements, long-form programming and podcasts. We currently support a number of leading environmentally-focused organizations both nationally and locally.
iHeartRadio Earth, launched in 2020, is a long-term sustainability initiative designed to inspire iHeart’s millions of listeners to take action to positively impact the environment, and over the past 5 years, we have created and aired hundreds of advertising spots addressing various environmental issues.
iHeartRadio Earth was developed in partnership with the National Environmental Education Foundation and VolunteerMatch and was designed to sharpen the Company’s focus on sustainability with the goal of increasing listeners’ knowledge of simple actions they can take every day to help the environment. The campaign is rooted in the belief that millions of small actions have the potential to make a massive difference for the environment.
$14.5 Million

in on-air donated media for iHeartRadio Earth since 2020

Editorial Guidelines and Broadcast Standards
iHeartMedia is dedicated to providing trustworthy and valuable information for all audiences. We are licensed by the Federal Communications Commission ("FCC") which ensures community standards on all programming, and we have mandatory annual compliance training on FCC regulations, the Emergency Alert System and the Digital Millennium Copyright Act as well as a social media policy. News and information provided by iHeartMedia follows the basic tenets of good broadcast journalism — our policy is for reporting to be fair, accurate and balanced.

Corporate Responsibility
As part of our commitment to advance Corporate Responsibility issues, we provide annual disclosures on our website at www.iheartmedia.com.

Neither our Corporate Responsibility reporting nor any other information contained in our website is incorporated by reference into this proxy statement or any other filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Annual Impact Report
For the last twelve years, we have reported annually on iHeart’s deep and positive impact in the communities in which we live and work. The Annual Impact Report provides a snapshot of the contributions made by our employees and 860+ broadcast radio stations over the course of the year and reinforces continuous communication with our stakeholders – our stockholders, employees, advertisers, listeners and others. Our 2024 report is anticipated to be released in the spring of 2025.
Broadening the Scope of Audience Engagement
Because our company reaches 90% of all Americans every month, iHeartMedia is committed to understanding and supporting its entire audience population with the goal of providing a wide range of voices, opinions and programming across our multiplatform network.
One of the main ways we provide connection, companionship and compelling storytelling is through our personalities and programming and events. iHeartMedia has a long and rich history of creating relevant content for all of our listeners. This includes radio stations and programming to address the distinct needs and interests of all our listeners, as well as ongoing community outreach and support for our communities, including:
▶BIN: Black Information Network, which is the first and only 24/7 national and local all news audio service dedicated exclusively to providing an objective, accurate, and trusted source of continual news coverage with a Black voice and perspective. BIN includes both a national digital footprint and an increasing number of broadcast radio stations, with the flagship station in Atlanta. BIN is also the news source for 108 R&B, Hip Hop, and Gospel stations and is provided as a service to other radio operators, including Black-owned stations.
▶The 2024 Olympic Games, where iHeartMedia was the exclusive audio partner, providing 24/7 coverage of the games and created original Olympic related podcasts.
▶The Black Effect Podcast Network, which is majority-owned by leading media personality Charlamagne Tha God of iHeartMedia’s nationally-syndicated show "The Breakfast Club" is the world’s largest podcast network dedicated to Black listeners, bringing together the most influential and trusted voices in Black culture for stimulating conversations around social justice, pop culture, sports, mental health, news, comedy and more.
▶We continued our Metaverse concerts and experiences including in Roblox, Fortnight and Meta Horizon Worlds.
▶My Cultura, in partnership with iHeartMedia’s Enrique Santos, is a podcast network showcasing Latino voices and creators, as well as sharing the Latino experience.
▶The Women's Sports Audio Network, the first-ever audio platform dedicated exclusively to women's sports.
▶Outspoken, which is iHeartPodcasts' podcast network that highlights voices throughout the LGBTQ+ community.
▶iHeartMedia also reaches our audiences through over 20,000 local events every year — events that resonate with our listeners and communities we serve, including:
▶Our nationally produced tentpole live events, like Jingle Ball and the iHeartRadio Music Festival, are a representation of the collective audiences we reach and attract a diverse group of artists and fans across all genres to unite around a common passion — music.
▶iHeartRadio Fiesta Latina - celebrating the best in Latin culture and music during Hispanic Heritage Month.
▶Mental Wealth Alliance Expo - Charlamagne Tha God and iHeartMedia hosted the annual Mental Wealth Alliance Expo in October for World Mental Health Day. The 2024 expo featured expert-led panels, live podcast sessions and breakout rooms to discuss topics like anxiety, depression, PTSD and child and teen mental health within Black communities.
▶iHeartRadio’s Living Black! - Spotlighting Black culture yesterday, today and tomorrow throughout Black History Month in February.
▶Can’t Cancel Pride - For the fifth consecutive year, iHeartMedia and P&G joined forces during Pride Month for Can't Cancel Pride 2024, a fundraiser for the LGBTQ+ community celebrating visibility and inclusivity for all.

Human Capital
Our employees are iHeartMedia's most valuable resource and we are committed to attracting and retaining a skilled and talented workforce. Our focus is on fostering a workplace that encourages growth, development, and progression for every team member.
Supporting Our People
We operate in a highly competitive environment and make significant investments in our people and provide competitive pay and comprehensive benefits, including:

▶Employer sponsored health insurance
▶Company provided life insurance and preventative health support
▶Paid sick and vacation days
▶Paid holidays, including spirit days so that our employees may volunteer in their community
▶401(k) plan
▶Mental health care and resources
▶Paid parental leave
▶Fertility benefits
▶An Employee Assistance Program, for full-time employees and their eligible dependents
▶Various voluntary benefits including hospital indemnity, accident insurance, identity theft, pet health and legal insurance
▶A variety of extensive trainings throughout the year for our employees to engage in
▶iHeartMedia established the iHeartMedia Disaster Relief Fund to aid families of our own team members who are impacted by natural disasters
▶Our Human Rights Statement, Code of Conduct and Political Participation Policy serve as guiding principles for how our company operates and conducts business to ensure we are fair, ethical and transparent
▶We prohibit all forms of harassment against applicants and employees based on any legally recognized basis and without retaliation
Talent Development and Education
We invest in creating opportunities to help employees grow and build their careers through training, professional development and educational programs. We also encourage Company-wide input regarding our Company’s key organizational values, and continually provide opportunities for our team members to offer recommendations, insights and key learnings.

▶Ethics: We require annual Code of Conduct training for all employees which reinforces our core values and helps drive our workplace culture of compliance with ethical standards, integrity and accountability.
▶Recognition: To support our inclusive culture we are piloting a peer-to-peer recognition program to increase visibility into employees’ individual contributions to the success of the team.
▶Skill based mentoring: In 2025, we will launch a skill-based mentoring program that uses technology to connect people who want to further develop their skills and abilities to people who have expertise in those areas.
▶Developing the leaders of tomorrow: We will launch a New Leader Journey, which is comprised of training, tasks and information to help a new leader quickly build rapport and trust with their teams. This journey, coupled with our already launched New Hire Journey, will give new leaders the knowledge and information they need to quickly make meaningful contributions to iHeartMedia.
▶Performance Management: We will expand our performance management process to include all full-time employees. Employees will be assessed on key skills as well as progress against objectives.

Workplace Safety
Employee health and safety in the workplace is of the utmost importance to our Company. We believe that all employees, regardless of our job role or title, have a shared responsibility in the promotion of health and safety in the workplace. We are collectively committed to providing and following all public health and safety laws and rules, including internal policies and procedures. This means carrying out Company activities in ways that preserve and promote a clean, safe and healthy environment.

PROPOSAL TWO—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has appointed EY as our independent registered public accounting firm for the fiscal year ending December 31, 2025. Our Board has directed that this appointment be submitted to our stockholders for ratification. Although ratification of our appointment of EY is not required, we value the opinions of our stockholders and believe that stockholder ratification of the appointment is a good corporate governance practice.
EY has served as our independent registered public accounting firm since at least 1986. Neither the accounting firm nor any of its members has any direct or indirect financial interest in or any connection with us in any capacity other than as our auditors, providing audit and non-audit related services. A representative of EY is expected to attend the Annual Meeting, will have the opportunity to make a statement if desired, and will be available to respond to appropriate questions from stockholders.
In the event that the appointment of EY is not ratified by the stockholders, the Audit Committee will consider this fact when it appoints the independent auditors for the fiscal year ending December 31, 2026. Even if the appointment of EY is ratified, the Audit Committee retains the discretion to appoint a different independent auditor at any time if it determines that such a change is in the interest of iHeartMedia.
Board Recommendation

The Board recommends a vote “FOR” the ratification of the appointment by the Audit Committee of EY as our independent registered public accounting firm for the year ending December 31, 2025.
Principal Accountant Fees and Services
The following table summarizes the fees of EY, our independent registered public accounting firm, billed to us for each of the last two fiscal years.

Fee Category (in thousands)	2024	2023
Audit Fees(1)	$2,926	$2,681
Audit-Related Fees(2)	—	—
Tax Fees(3)	578	371
All Other Fees(4)	—	—
Total Fees	$3,504	$3,052
(1)Audit Fees include professional services rendered for the audit of annual financial statements and reviews of quarterly financial statements. This category also includes fees for statutory audits required internationally, services associated with documents filed with the SEC and in connection with securities offerings and private placements, work performed by tax professionals in connection with the audit or quarterly reviews and accounting consultation and research work necessary to comply with financial reporting and accounting standards.
(2)Audit-Related Fees include assurance and related services not reported under annual Audit Fees that reasonably relate to the performance of the audit or review of our financial statements, including attest and agreed-upon procedures services not required by statute or regulations, information systems reviews, and due diligence related to mergers and acquisitions.
(3)Tax Fees include professional services rendered for tax compliance and tax planning advice provided domestically and internationally, except those provided in connection with the audit or quarterly reviews.
(4)All Other Fees include fees for products and services other than those in the above three categories. This category includes permitted corporate finance services and certain advisory services.

Pre-Approval Policies and Procedures
The Audit Committee charter provides that the Audit Committee shall approve or pre-approve all auditing services (including comfort letters and statutory audits) and all permitted non-audit services by the Company’s independent registered public accounting firm. During 2024, all audit and audit-related services provided to us were pre-approved by the Audit Committee pursuant to Rule 2-01(c)(7)(i)(A) of Regulation S-X. The Audit Committee also reviewed non-audit services provided by EY during 2024 and determined that the provision of such non-audit services was compatible with maintaining the auditor’s independence.

Report of the Audit Committee
The information contained in this Report of the Audit Committee shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically incorporate this information by reference).
The Audit Committee provides an avenue of communication among management, the independent registered public accounting firm, the internal auditors and the Board. The Audit Committee’s purpose includes assisting the Board in its oversight of the preparation of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence and the performance of the Company’s internal audit function and independent registered public accounting firm. Management is responsible for the preparation of our consolidated financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. EY, our independent registered public accounting firm, is responsible for conducting an independent audit of our annual consolidated financial statements in accordance with generally accepted auditing standards and issuing a report on the results of their audit, as well as expressing an opinion on the effectiveness of internal control over financial reporting.
With respect to the Company’s independent auditors, the Audit Committee, among other things, discussed with EY matters relating to its independence, and received from the independent auditors their letter and the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding EY’s communications with the Audit Committee concerning independence.
The Audit Committee has reviewed our audited consolidated financial statements for the fiscal year ended December 31, 2024 and has discussed these consolidated financial statements with our management and our independent registered public accounting firm. The Audit Committee has also received from, and discussed with, our independent registered public accounting firm various communications that they are required to provide to the Audit Committee, including the matters required to be discussed by the Public Company Accounting Oversight Board and the Securities and Exchange Commission.
Our independent registered public accounting firm also provided the Audit Committee with the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and our Audit Committee has discussed with our independent registered public accounting firm its independence.
Based on the review and discussions referred to above, the Audit Committee recommended to our Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2024 for filing with the Securities and Exchange Commission.
By the Audit Committee of the Board of Directors of iHeartMedia, Inc.:
Brad Gerstner, Chair
Samuel E. Englebardt, Member
Graciela Monteagudo, Member
James A. Rasulo, Member

PROPOSAL THREE—APPROVAL, ON AN ADVISORY (NON-BINDING) BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY VOTE”)
Background
As required by Section 14A(a)(1) of the Exchange Act, the below resolution enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers (also referred to as “NEOs”) as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation. The say-on-pay vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement.
We encourage our stockholders to review the “Executive Compensation” section of this proxy statement for more information.
As an advisory approval, this proposal is not binding upon us or our Board of Directors. However, the Compensation Committee, which is responsible for the design and administration of our executive compensation program, values the opinions of our stockholders expressed through your vote on this proposal. The Board and Compensation Committee will consider the outcome of this vote in making future compensation decisions for our NEOs. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the stockholders of iHeartMedia, Inc. approve, on an advisory basis, the 2024 compensation of iHeartMedia Inc.’s named executive officers as described in the Executive Compensation section and disclosed in the Summary Compensation Table and related compensation tables and narrative disclosure set forth in iHeartMedia Inc.’s proxy statement for the 2025 Annual Meeting of Stockholders.”
Frequency of Say-on-Pay Vote and 2024 Say-on-Pay Vote
At our 2023 Annual Meeting of Stockholders, held on May 18, 2023, our stockholders recommended, and our Board of Directors determined, that the stockholder vote on the compensation of our NEOs would occur every year. Accordingly, we expect that the next say-on-pay vote, after the Annual Meeting, will be held at our 2026 annual meeting of stockholders. At our 2024 annual meeting of stockholders, 81% of the votes cast on the say-on-pay proposal were voted “for” the proposal.

Board Recommendation

Our Board unanimously recommends a vote “FOR” the resolution to approve, on an advisory (non-binding) basis, the compensation of our NEOs, as disclosed in the executive compensation section, the accompanying compensation tables and related narrative disclosure of this proxy statement.

EXECUTIVE COMPENSATION
A MESSAGE FROM THE COMPENSATION COMMITTEE

Dear Fellow Stockholders,

On behalf of iHeartMedia's entire Board of Directors and the members of the Compensation Committee, we thank you for your continued investment in our Company and your support of our management team during this year of significant strategic importance. As members of the Compensation Committee, we have taken a thoughtful approach to ensuring that our executive compensation program aligns with our business strategy, drives value for our stockholders and appropriately and effectively incentivizes our senior management team. Our program continues to feature a significant percentage of compensation that is directly tied to our financial performance and other key strategic measures and rewards achievement of business results using pay for performance strategies and ensuring best practices and strong corporate governance.

Business and strategic highlights from this past year include:

•Transforming our capital structure through the exchange of approximately $4.8 billion (or 92%) of the Company’s aggregate principal amount of outstanding debt, resulting in the extension of the vast majority of its debt maturities by three years, while also reducing the Company’s total debt balance (the "Debt Exchange Transaction").
•Generating an expected $150 million of net annual cost savings in 2025 by effective capital management and cost efficiencies through modernization.
•Generating year-over-year increases for both consolidated revenue and Adjusted EBITDA, as well as continued growth in digital, including podcasting, and expanding our industry leading position in content and distribution across broadcast radio, streaming digital radio, podcasts and live events.

Our Compensation Committee, along with senior management, has focused on developing clear, robust compensation principles that encourage our executives to focus on driving short- and long-term stockholder value creation. This past year, the Company, led by our senior management and Board, increased its strong level of engagement with stockholders. The Committee considered this feedback along with its regular and ongoing compensation review process to enhance prioritization and weighting on performance. In 2024, our Chairman and CEO Robert Pittman's and President, Chief Operating Officer and Chief Financial Officer Richard Bressler's annual equity mix was made more performance-based, with 35% in restricted stock units ("RSUs") and 65% in performance stock units ("PSUs"), compared to an equal mix of RSUs and PSUs in the prior year. Our Deputy CFO received a mix of 50% RSUs and 50% PSUs. In addition, we shifted a portion of the long-term incentive value to an equity-based but cash-settled award (rather than a share-settled award) for all NEOs based on share utilization and dilution considerations.

The compensation determinations for our NEOs reflect our 2024 performance as well as the many contributions of our leaders. While we made progress against the metrics under the 2024 Annual Incentive Plan, we were not able to meet all of our rigorous goals for the year, and our NEOs received payouts of approximately 71% of their targets, which is the third year in a row of below-target payouts to our NEOs under this plan. 2024 also marked the end of the performance period for our first regular annual PSU awards, granted in 2022. The Company did not meet many of the rigorous goals set forth in the 2022 PSU awards and therefore our NEOs only earned 15.3% of the target shares granted upon vesting in May 2025. While below-target payouts under our incentive programs indicate that the Company’s performance results fell short of our expectations, they also demonstrate that the executive pay program is working as intended: when performance goals are not met, compensation is not realized.

As a Committee, we remain focused on driving the thoughtful evolution of the Company’s executive compensation program in support of our business strategy and organizational structure while taking into account the views of our stockholders. We will continue to focus on implementing clear and robust compensation principles that emphasize rewarding exceptional performance, driving value creation for our stockholders and ensuring best practices and sound governance in everything we do.
Sincerely,

James A. Rasulo, Chair
Samuel E. Englebardt, Member
Cheryl Mills, Member
Kamakshi Sivaramakrishnan, Member

Executive Compensation
This section describes our executive compensation program for 2024, including an overview of our executive compensation philosophy, objectives, and the decisions of the Compensation Committee of the Board regarding the fiscal 2024 compensation of our NEOs. As of June 30, 2024, the Company qualified as a "smaller reporting company" under rules adopted by the Securities and Exchange Commission (the "SEC") for the year ended December 31, 2024. As such, the Company is now providing executive compensation disclosure in compliance with the SEC's rules and regulations applicable to smaller reporting companies.
The Compensation Committee and senior management continue to focus on developing clear and robust compensation principles that emphasize rewarding exceptional performance, driving value creation for our stockholders and ensuring best practices and sound governance in everything we do.
2024 Named Executive Officers
For fiscal year 2024, our NEOs were:

Robert W. Pittman	Chairman and Chief Executive Officer (“CEO”)
Richard J. Bressler	President, Chief Operating Officer and Chief Financial Officer (“President”)
Michael B. McGuinness	Executive Vice President, Deputy Chief Financial Officer and Head of Investor Relations

iHeartMedia Executive Compensation: Key Principles

Our executive compensation program reflects our key compensation principles and encourages executives to execute against key strategic and operating goals that impact stockholder value creation. The Compensation Committee utilizes a combination of fixed and variable pay elements in order to achieve the following objectives:

•Attract, motivate and retain highly qualified executive officers by paying them competitively, consistent with our success and their contribution to that success. Our ability to excel depends on the skill, creativity, integrity and teamwork of our employees;
•Reward both short- and long-term business results, and most importantly, maximize long-term stockholder value;
•Emphasize pay for performance, with a program that aligns compensation with financial and operational achievements; and
•Maintain a commitment to strong corporate governance and best practices, with a focus on avoiding excessive risk-taking and activities that are inconsistent with our stockholders’ interests.

Supporting Our Key Compensation Principles and Stockholder Alignment
The chart below summarizes the various elements of our executive compensation program and their purpose. Further detail on each of these compensation elements is provided in the sections that follow.

	Total Direct Compensation Opportunity(1)	Objective	Key Features	2024 Actions Taken
Base Salary Cash	CEO & President Deputy CFO	Provides competitive fixed pay that is tied to the market and allows us to attract, retain and motivate executives within the media/entertainment industry and the broader talent market	● Reflects individual skills, experience, responsibilities and performance over time ● Provides a stable and reliable source of income	● Mr. McGuinness' salary was increased as of January 1, 2024 per the terms of his employment agreement
Short-Term Incentive—Annual Incentive Plan Cash	CEO & President Deputy CFO	Encourages focus on Company performance against specific short-term goals	● Performance-based reward tied to achievement of short-term (annual) corporate financial goals and individual strategic objectives ● Pays only if threshold performance levels are met or exceeded
● For 2024, we added one new metric measuring progress against specific Corporate Responsibility and Human Capital Investment goals
● All of the NEOs were measured against the same performance metrics
● All of the NEOs earned payouts at 71% of target against our rigorous goals for the year

Long-Term Incentives Equity	CEO & President Other NEOs	Encourage focus on critical strategic priorities, align compensation with the interests of stockholders over the long-term, and aid in retention	● Links pay delivery to stock price performance ● Rewards achievement of pre-specified performance objectives ● Promotes retention and enhances executive stock ownership
● Messrs. Pittman and Bressler's annual equity awards were provided using a 35% / 65% mix of restricted stock units (RSUs) and performance stock units (PSUs), which increased the weighting on PSUs compared to the prior year at 50%. Mr. McGuinness received a 50% / 50% mix.
● In consideration of share utilization and dilution, a portion of the equity-based compensation value for the NEOs was cash-settled

(1) Percentages reflect blended averages.

	Objective	Key Features	2024 Actions Taken
Other Benefits	Support employees’ pursuit of physical and financial well-being through retirement and health and welfare benefits We also provide certain other perquisites to our NEOs	● Broad-based benefits available to all employees ● Limited executive perquisites	● No changes in 2024
Severance Protections	Define obligations and consideration for the Company and NEOs in connection with certain termination events
● Facilitates an orderly transition in the event of management changes
● Helps ensure NEOs remain focused on creating sustainable performance in case of personal uncertainties or risk of job loss
● Provides confidentiality, non-compete and non-solicit protections to the Company
● No changes in 2024

Supporting Our Pay-for-Performance Philosophy

Reflecting our key compensation principles, a significant portion of the targeted compensation opportunity that our NEOs receive is “at-risk” and dependent upon future financial and stock price performance as well as achievement of business objectives.

Our executive compensation program prioritizes performance-based rather than fixed pay, with target opportunities based on market practices and payments conditioned on achievement against rigorous pre-established goals. The structure of our executive compensation program ensures that as an executive’s scope of responsibility increases, a greater portion of that individual's compensation comes from performance-based pay, and emphasizes reward for strong leadership, achievement of financial and business objectives and individual performance. In addition, equity grants ensure executive interests are aligned with stockholder interests to drive long-term creation of stockholder value.
The majority of the total direct compensation opportunity for our NEOs — 87% for our CEO and President and 69% for Mr. McGuinness — is “at-risk” based on the achievement of pre-established performance goals and TSR performance.

For Messrs. Pittman and Bressler, 87% of their total direct compensation opportunity (base salary, target annual bonus and target equity grants) is at-risk, as shown below. The total direct compensation opportunity for Mr. McGuinness that is at-risk is 69%.

Executive Compensation Governance Highlights

The following chart shows our CEO’s aggregate compensation opportunity over the last three years (since the starting point of his new contract) versus the realizable value of our CEO’s three-year compensation. The realizable value reflects our CEO’s actual cash compensation earned for the three-year period, and the intrinsic value of his long-term incentive awards as of December 31, 2024, based on our closing stock price on December 31, 2024 of $1.98 per share, projected funding of in-cycle PSUs and final funding percentage of the 2022 PSUs. The aggregate compensation opportunity reflects our CEO’s total target cash compensation opportunity (including base salary and target annual bonus) and the grant date fair value of his equity awards over the last three years.
Since the vast majority of our CEO’s reported pay represents potential pay, the chart below highlights the alignment of our at-risk compensation with our operating and stock price performance. Over the last three years, our CEO’s realizable compensation is significantly less than his aggregate compensation opportunity, reinforcing the performance orientation of our executive compensation program and the alignment of interests between our executives and our stockholders. This reflects our intended approach to pay for our executives: when performance goals are not met, the full value of their total compensation opportunity is not realized.

We are committed to governance practices that protect and promote the long-term value of the Company for its stockholders. The Compensation Committee regularly reviews our executive compensation practices, which are summarized below, to ensure they reflect best practices, the evolving governance landscape and align executive and stockholder interests.

What We Do	What We Don’t Do

✓ Deliver a majority of executive compensation opportunity through performance-based, at-risk pay

✓ Maintain a peer group for aligning pay opportunities with prevailing market competitive practices

✓ Set challenging short- and long-term incentive objectives that align with shareholder value

✓ Require stock ownership by executives and directors, with minimum ownership levels defined by role

✓ Maintain a compensation clawback policy, which was updated in 2023 to comply with the new listing standards and covers cash and equity incentive-based compensation

✓ Have double-trigger change-in-control cash severance protection

✓ Conduct an annual risk assessment to mitigate any compensation program-related risk reasonably likely to have a material adverse effect on the Company

✓ Offer market-competitive benefits for executives that are generally consistent with those provided to the rest of our employees

✓ Consult with an independent consultant and counsel on compensation levels and practices

X Guaranteed cash incentives or equity compensation

X Executive incentive plans without caps

X Single-trigger cash payments in connection
with a change in control

X Re-pricing of stock option awards or exchanging underwater options for cash and other awards without stockholder approval

X Hedging or pledging of equity

X Dividends or dividend equivalents paid on unvested restricted stock units or unearned performance stock units

X Supplemental executive retirement plans

X Excise tax gross-ups on payments made in connection with a change in control

X Significant executive perquisites

Stockholder Input on Executive Compensation
The Board strongly believes in proactive engagement, communication and transparency with the Company’s stockholders. During 2024, the Company, led by our senior management and Board, increased its strong level of engagement with stockholders, and met with stockholders representing approximately 73% of the Company’s outstanding Class A common stock. This engagement included participation in investor conferences, individual one-on-one meetings and correspondence with stockholders in which we have discussed our financial performance, strategy, corporate governance, Corporate Responsibility practices and executive compensation program.

We contacted holders of
76%
of our outstanding shares
We met with holders representing
73%
of our outstanding shares

At the 2024 annual meeting of stockholders (the “2024 Annual Meeting”), 81% of votes were cast in favor of our say-on-pay proposal. Our Compensation Committee carefully reviews voting results and feedback from our stockholder engagement activities when making executive compensation decisions and remains committed to open and ongoing stockholder engagement. The insights we have gained from our stockholder engagement over the years have been helpful to management and the Compensation Committee in informing our executive compensation disclosure and practices.

In meetings leading up to and following our 2024 annual meeting, including with those stockholders who did not support our executive compensation proposal in 2024, our stockholders expressed general satisfaction with our approach to executive compensation. Further, stockholders were appreciative of the focus of our long-term incentive program on performance-based equity, as well as the appropriate calibration of below-target incentive plan payouts in recent years. This year, the Committee took this feedback into account, along with our strategic and business priorities, as well as the consistent support received on our say-on-pay proposal at the 2024 Annual Meeting and made a number of enhancements to our disclosure and program design. These changes include the addition of a letter from our Compensation Committee describing the inputs and process that went into our executive compensation decisions, enhancements to readability and graphics in our CD&A and the decision to increase the CEO and President’s long-term incentive awards from 50% to 65% performance-based equity to ensure further alignment of top executive and stockholder outcomes.

Role of the Compensation Committee
The Compensation Committee administers the executive compensation program for all NEOs, as well as other executives within the Company. While our management team provides input, it is the responsibility of the Compensation Committee to evaluate and approve the executive compensation philosophy, plans, policies and programs.
The following table outlines the process the Compensation Committee follows to ensure the total compensation for our NEOs is competitive, appropriately tied to performance and does not promote undue risk-taking.

STEP 1: Input on Compensation		STEP 2: Compensation Committee Decisions		STEP 3: Compensation Committee Oversight

Each year, our CEO and President provide recommendations to the Compensation Committee on the compensation of all other named executive officers. Neither the CEO nor the President make recommendations on their own pay.

These recommendations take into consideration the competitive market pay data provided by the Compensation Committee’s independent compensation consultant as well as the terms of our NEOs’ employment agreements and an evaluation of the NEO’s role, contributions and performance in achieving the Company’s goals and long-term potential.
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Subsequently, the Compensation Committee determines the NEOs’ compensation, ensuring that it is aligned with our executive compensation philosophy.

All aspects of the CEO and President’s compensation are determined solely by the Compensation Committee, with relevant input from an independent compensation consultant.
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For the coming year, the Compensation Committee will review and approve:

• Objectives for each NEO

• Performance metrics for cash and equity incentive awards

The Compensation Committee ensures that incentive plan performance metrics are consistent with the financial, operational and strategic goals set by the Board, the performance goals are sufficiently ambitious and that amounts paid (when performance goals are achieved) are consistent with our executive compensation philosophy.

Role of the Independent Compensation Consultant
The Compensation Committee has ultimate responsibility for compensation-related decisions. The Compensation Committee’s advisory resources include a retained independent consultant who assists the Compensation Committee in its evaluation of the compensation provided to our NEOs. In addition, the consultant generally attends Compensation Committee meetings and provides information, research and analysis pertaining to executive compensation and governance as requested by the Compensation Committee. In 2024, the Compensation Committee continued to engage FW Cook as its independent consultant.
Pursuant to SEC rules, the Compensation Committee conducted a conflicts of interest assessment and the Compensation Committee determined there is no conflict of interest resulting from retaining FW Cook. The Compensation Committee intends to reassess the independence of its consultant at least annually.

Role of the Executive Compensation Peer Group

To help ensure we provide our NEOs with fair and market-competitive compensation and to support retention of our key leaders, we annually compare our executive compensation program to that of a peer group of companies. Our peer group is reviewed based on a multi-dimensional analysis in which we select companies that meet some or all of the following criteria:	iHeartMedia was near the 50th percentile of our peer group based on size represented by revenue and enterprise value (as of the time the group was approved).

•    Similar in size (primarily revenue and enterprise value in a 0.25x-to-4.0x range, subject to exception for key competitors) and complexity to iHeartMedia
•    In the broadcasting or media and entertainment industries, including movies and entertainment, cable and satellite, integrated telecommunication services and publishing
•    In competition with iHeartMedia for executive talent

The following peer group was used to inform 2024 compensation decisions:

2024 Executive Compensation Peer Group
AMC Networks, Inc. Audacy Gray Television, Inc. IAC/InterActive Corp Lions Gate Entertainment Corp.	Live Nation Entertainment, Inc. Madison Square Garden Entertainment Nexstar Media Group, Inc. Nielsen Holdings plc Sinclair Broadcast Group, Inc.	Sirius XM Holdings, Inc. TEGNA, Inc. The E.W. Scripps Company Warner Music Group Corp.
Our peer group is regularly reviewed by the Compensation Committee with consideration given to our strategy and the advice of our independent compensation consultant. The Compensation Committee worked with FW Cook to review our peer group during the second half of 2024, for use in establishing 2025 compensation levels. As a result of this review, we removed Audacy (due to its bankruptcy) and added Gannett, which meets all of the selection criteria.

Elements of the Executive Compensation Program
Our executive compensation program consists of fixed and variable pay, including cash and non-cash components. Further detail on each of these compensation elements is provided below.
Base Salary
Base salaries are intended to attract and compensate high-performing and experienced leaders and are determined based on performance, scope of responsibility and experience, with reference made to relevant competitive market data. Base salaries for executive officers are reviewed on an annual basis and at the time of contract renewal, promotion or other changes in responsibilities.

The following table sets forth the base salaries for each of our NEOs. Messrs. Pittman and Bressler had no change to their salaries from 2023, and Mr. McGuinness's base salary increased by 8.8% on January 1, 2024, per the terms of his employment agreement.

Salary as of 12/31/2024
Robert W. Pittman	$1,800,000
Richard J. Bressler	$1,800,000
Michael B. McGuinness	$925,000

Short-Term Cash Incentives
2024 Annual Incentive Plan
The Annual Incentive Plan is an important part of our compensation program that emphasizes pay for performance by aligning annual cash compensation with financial and operational achievements, incentivizing our NEOs to drive operating performance that supports long-term stockholder value creation.

All of the NEOs were measured by the same metrics in 2024, with a continued goal of creating consistency and alignment in executing against our key financial and strategic goals. The Committee determined there would be no increases to target bonus opportunity this year for the NEOs. The target bonuses for our NEOs were: For each of Messrs. Pittman and Bressler, 225% of their annual base salaries, and, with respect to Mr. McGuinness, 125% of his annual base salary.
Funding under the 2024 Annual Incentive Plan was based on the following metrics and weightings:

Adjusted EBITDA A non-GAAP profit metric used to analyze true operating cash flow.	Adjusted Free Cash Flow Measure of cash generated in a given year available for use in strategic investments to grow our business or otherwise generate returns for stockholders.
Corporate Responsibility, Human Capital and Strategic Objectives Measure of progress on goals related to corporate responsibility, human capital, and strategic programs and objectives.
For purposes of the 2024 Annual Incentive Plan, Adjusted EBITDA and Adjusted FCF are non-GAAP measures defined as set forth in the Supplemental Disclosure Regarding Non-GAAP Information.
Adjusted EBITDA Goal
The Adjusted EBITDA goal under the 2024 Annual Incentive Plan continued to be split into two six-month periods. Our operations and revenues tend to be seasonal in nature, with generally lower revenue generated in the first quarter of the year and generally higher revenue generated in the fourth quarter of the year and therefore the target for Q1/Q2 is less than the target for Q3/Q4. The following tables set forth the financial goals and the threshold, target and maximum bonus opportunities with respect to the Q1/Q2 and Q3/Q4 Adjusted EBITDA components of the 2024 Annual Incentive Plan:

Time Period	Threshold	Target	Maximum	Achievement	Funding Percentage

Q1/Q2				$274.9 million	67.2%
	$244.5 million	$305.6 million	$382.1 million

	35-99.9% of the Target Bonus(1)		100.1%-199.9% of the Target Bonus(1)

Q3/Q4				$481.9 million	50.6%
	$454.4 million	$568.0 million	$710.0 million

	35-99.9% of the Target Bonus(1)		100.1%-149.9% of the Target Bonus(1)
(1) Determined on a straight-line interpolation basis.

With respect to 2024, Q1/Q2 Adjusted EBITDA was achieved at $274.9 million which was 89.9% of target, equating to a 67.2% payout. For Q3/Q4, Adjusted EBITDA was achieved at $481.9 million which was 84.8% of target, equating to a 50.6% payout.

Adjusted Free Cash Flow (FCF) Goal
The Adjusted FCF goal under the 2024 Annual Incentive Plan was also split into two six-month periods. As discussed above, due to seasonality in our business, the target for Q1/Q2 is less than the target for Q3/Q4. The following tables set forth the financial goals and the threshold, target and maximum bonus opportunities with respect to the Q1/Q2 and Q3/Q4 Adjusted FCF components of the 2024 Annual Incentive Plan:

Time Period	Threshold	Target	Maximum	Achievement	Funding Percentage

Q1/Q2				($75.4) million	132.6%
	($108.8) million	($90.0) million	($45.0) million

	35-99.9% of the Target Bonus(1)		100.1%-199.9% of the Target Bonus(1)

Q3/Q4				$172.8 million	62.4%
	$138.5 million	$277.0 million	$332.4 million

	35-99.9% of the Target Bonus(1)		100.1%-199.9% of the Target Bonus(1)
(1) Determined on a straight-line interpolation basis.

With respect to 2024, for Q1/Q2 Adjusted FCF was achieved at ($75.4) million which is less negative than targeted Adjusted FCF of ($90.0) million which was 83.7% of target, equating to a 132.6% payout. For Q3/Q4, Adjusted FCF was achieved at $172.8 million which was 62.4% of target, equating to a 62.4% payout. In calculating our achievement of the Q3/Q4 goals, FCF was adjusted for $89.0 million of cash paid for Debt Exchange Transaction fees and $46.3 million of cash paid for accrued interest for the Debt Exchange Transaction that would have been paid in 2025 under the terms of the old debt, as approved by the Compensation Committee and consistent with pre-defined and approved adjustments as well as prior years' practice.

Corporate Responsibility, Human Capital and Strategic Objectives Goal

The Compensation Committee recognized that the Company’s engagement and investment in its workforce and local communities are a significant component of the Company’s strategic plans and business purpose, particularly with its employees, advertisers, listeners and investors.

The metric measures progress on multiple goals over the performance period that focus on the key areas of strategic priority that align with driving results for the business -- building strong Company culture; advancing content that reflects different views and voices; expanding outreach and other efforts that strengthen the Company’s ties to the communities it serves; and facilitating an environment that promotes growth, development and advancement within the Company.

Achievement on this metric was measured using both quantitative and qualitative data, including progress in overall workforce, management and talent composition and retention, progress on employee training and development programs, value of donated media and donated impressions and progress in inclusive broadcast, podcast and event content and content creation, among others. In determining the performance for this metric, the Compensation Committee also considered achievement of individual strategic objectives (discussed below). Our Compensation Committee determined that on average the NEOs achieved this goal at 67% of target.

NEO	2024 Areas of Focus	2024 Key Accomplishments
Robert W. Pittman & Richard J. Bressler
• Direct and manage resources to achieve key strategic goals with our consumers and advertising partners
• Drive the integration of our technology platforms
• Strategically manage the Company's liquidity, capital structure and leverage
• Execute on an expanded and redesigned 2024 political sales strategy
• Reorganized national sales and sales support into a single group to better serve our customers and advertising partners
• Launched a new iHeartRadio app redesign, scaled the iHeart Audience Network, expanded programmatic digital audio availability and programmatic sales operation
• The Company successfully refinanced approximately $4.8 billion (or 92%) of its existing debt, strengthening its capital structure
• Achieved cost savings of over $50 million
Michael B. McGuinness	• Management of cost savings program • Strengthen investor relationships • Disciplined management of balance sheet and capital structure • Successful oversight of accounting controls	• The Company successfully refinanced approximately $4.8 billion (or 92%) of its existing debt, strengthening its capital structure
• The Company overachieved cost savings goals by 20%
• Increased investor engagement and participation
• The Company received clean audit opinion

Actual 2024 Payouts
The following table sets forth the aggregate payment made in 2025 to each NEO under our 2024 Annual Incentive Plan:

	2024 Adjusted EBITDA Q1/Q2 Payout	2024 Adjusted EBITDA Q3/Q4 Payout	2024 Adjusted FCF Q1/Q2 Payout	2024 Adjusted FCF Q3/Q4 Payout	2024 CR, HC and Strategic ObjectivesPayout	Target Dollar Amount	2024 Percentage of Target Bonus Earned	Actual Payout
Robert W. Pittman	67.2%	50.6%	132.6%	62.4%	68%	$4,050,000	71%	$2,882,203
Richard J. Bressler	67.2%	50.6%	132.6%	62.4%	68%	$4,050,000	71%	$2,882,203
Michael McGuinness	67.2%	50.6%	132.6%	62.4%	65%	$1,156,250	70%	$805,507

Transaction Bonus Program

In addition to the Annual Incentive Plan, the Compensation Committee approved a one-time transaction bonus program for Mr. McGuinness to recognize his extraordinary efforts of executing and bringing the Debt Exchange Transaction to a successful completion. The Committee believes that one-time awards should be made only in rare and exceptional circumstances to recognize outstanding individual efforts, to incentivize specific business performance goals or in furtherance of retention efforts related to critical executive talent. Specifically, the Compensation Committee recognized the additional significant responsibilities and workloads related to the

Debt Exchange Transactions. The bonus was payable subject to the successful closing of the Debt Exchange Transaction and Mr. McGuinness' continued employment through the closing of the Debt Exchange Transaction. In connection with the successful exchange of approximately $4.8 billion (or 92%) of the Company's aggregate principal amount of outstanding debt, which extended the vast majority of its debt maturities by three years and reduced its total debt balance debt, Mr. McGuinness received a cash transaction bonus of $1,000,000, which was paid to Mr. McGuinness in December 2024 at the closing of the Debt Exchange Transaction.

Long-Term Incentive Compensation
Long-term incentives help to align executive interests with those of our stockholders. We have designed our annual long-term incentive program to support the objectives of our business, align with market practice and provide incentive to deliver key financial performance that is linked with long-term stockholder value creation.
The following criteria are evaluated for each of the NEOs when determining the value of their annual equity award:
▶Performance over the long term;
▶Performance during the prior year;
▶Long-term potential;
▶Retention considerations; and
▶Market practices for comparable positions.

2024 Annual Long-Term Incentive Compensation Awards
On February 25, 2024, the Compensation Committee granted Messrs. Pittman and Bressler annual long-term incentive awards consisting of 35% Restricted Stock Units ("RSUs") and 65% Performance Stock Units ("PSUs"), a change from the 50% / 50% mix that was granted in 2023. The Compensation Committee believes the change for Messrs. Pittman and Bressler builds further alignment between executives' equity-based compensation awards and stockholder value creation. Our Deputy CFO Mr. McGuinness continued to receive a mix of 50% RSUs and 50% PSUs to balance a focus on performance with retention considerations, while reflecting competitive market practices. The PSUs consist of equally weighted Adjusted EBITDA and Cost Savings metrics, modified + / - 25% by Relative TSR. We believe that the mix of RSUs and PSUs helps to link compensation to the achievement of multi-year performance goals while simultaneously strengthening the alignment of management and stockholder interests by creating meaningful levels of Company stock ownership.
Restricted Stock Units
The RSUs are designed to promote executive retention and reinforce ownership in the company while promoting alignment with stockholder interests. These awards comprise 35% of the total long-term incentive award in 2024.
Performance Stock Units
The PSUs are designed to incentivize achievement of key financial and strategic priorities over a three-year performance period ending December 31, 2026. The two metrics associated with the standard PSUs - Adjusted EBITDA and one-year Cost Savings, modified + /- 25% by Relative TSR, are equally weighted and will be used to assess NEOs' performance for 50% of their overall long-term incentive awards. The Adjusted EBITDA and Cost Savings PSUs will be earned from 0% to 150% of target based on the achievement of discrete measures over the performance period, with any earned PSUs vesting on the third anniversary of the grant date. The Relative TSR modifier is based on three-year performance versus the constituents of the S&P U.S. BMI Media & Entertainment Index.
For Messrs. Pittman and Bressler only, the remaining 15% of the PSU awards for 2024 were tied to a debt performance goal and assessed separately from the standard PSUs. To achieve the debt performance goal, Messrs. Pittman and Bressler must refinance, repurchase or modify all or substantially all of the Company's outstanding 2026 debt.
The following table summarizes key characteristics of these awards for Messrs. Pittman and Bressler only.

	Restricted Stock Units	Performance Stock Units
Objective	Promote executive retention; Reinforce ownership in the Company and alignment with stockholder interests	Promote executive retention; Reward achievement of specific financial and strategic objectives
Weighting	35%	65%
Vesting Time Horizon	3 years (ratable vesting)	3 years (cliff vesting)
Performance Metrics	Continued service	Adjusted EBITDA and Cost Savings (50%) modified + / - 25% by Relative TSR Debt performance goal (15%)
The Compensation Committee believes the metrics selected for the annual long-term incentive compensation awards are highly relevant to assessing our long-term operational, strategic and relative TSR performance, and driving pay-for-performance compensation outcomes. Although Adjusted EBITDA is one of the metrics in our 2024 Annual Incentive Plan, only 30% of the Annual Incentive Plan goals and 25% of the long-term incentive opportunity is based on the metric. For the PSU awards, we use cumulative Adjusted EBITDA, which is measured over three years (as opposed to one year in our Annual Incentive Plan) as a metric both because Adjusted EBITDA is a key metric used by our stockholders in measuring our performance, and because it incentivizes our executives to manage costs while increasing revenue over both the short and long-term. The Cost Savings and Refinancing metrics were selected as they reflected long-term value creating key strategic priorities for iHeartMedia in 2024 and had one year performance periods in order to deliver that value more efficiently. Relative TSR compared to the constituents of the S&P U.S. BMI Media & Entertainment Index was selected as a modifier for PSU awards because it rewards iHeartMedia’s relative ability to create value for long-term stockholders, aligning the interests of our executives and stockholders. The relative TSR of the Company will be measured at the end of the three-year performance period.
The Compensation Committee once again took a thoughtful approach to the form of equity grants in 2024, balancing the competitiveness of individual awards and their motivational and retentive benefits for our executives against overall share utilization and dilution considerations. As a result, the Compensation Committee shifted a portion of the compensation value to an equity-based cash-settled incentive for the NEOs.
The amounts in the “Target Cash-Settled RSUs Granted” and “Target Cash-Settled PSUs Granted” columns represent the total number of shares subject to the portion of the award that will be settled in cash. The amounts in the “Target Cash-Settled Value” column represent the grant-date dollar-denominated value of the portion of the award that will be settled in cash; the amount of cash ultimately paid will be based on the value of our common stock on the applicable vesting date.

	Target Share-Settled RSUs Granted (#)	Target Share-Settled PSUs Granted (#)	Target Share-Settled Awards Granted (#)	Target Equity Value	Target Cash-Settled RSUs Granted (#)	Target Cash-Settled PSUs Granted (#)	Target Cash-Settled Value	Total Value at Grant Date
Robert W. Pittman	350,000	650,000	1,000,000	$2,480,000	770,000	1,430,000	$5,456,000	$7,936,000
Richard J. Bressler	350,000	650,000	1,000,000	$2,480,000	770,000	1,430,000	$5,456,000	$7,936,000
Michael B. McGuinness	87,500	87,500	175,000	$434,000	87,500	87,500	$434,000	$868,000

2024 Annual Long-Term Incentive Compensation Award Achievements

Following the end of 2024, the Compensation Committee determined the cost savings performance metric of the 2024 PSU award exceeded the target cost savings goal, such that 120% of the target PSUs associated with that goal were earned.

	Threshold 67%	Target 100%	Maximum 120%	2024 Actual	Achievement
Cost Savings (in millions)	$26.67	$40.00	$48.00	$50.70	120%

The Compensation Committee also determined the debt performance goal of the 2024 PSU award granted to Messrs. Pittman and Bressler was met as the Company had extended the maturity of approximately $4.8 billion (or 92%) of its aggregate principal amount of outstanding debt by three years and reduced its total debt, resulting in a funding at 100% of target. The earned 2024 cost savings and debt PSUs will not vest until February 27, 2027, subject to each NEO's continued employment.

2025 Annual Long-Term Incentive Compensation Awards

For the 2025 annual long-term incentive awards, the Compensation Committee continued to have the award mix for our CEO and President be more performance-based, consisting of 35% RSUs and 65% PSUs for Messrs. Pittman and Bressler, to maintain the strong alignment between compensation and stockholder value creation. The 2025 PSU performance metrics incentivize the execution of key business priorities and performance in the three years following grant, and include a cumulative Adjusted EBITDA metric, a one-year cost savings metric, and a metric tied to the reorganization of the Company's advertising sales organization to best serve clients and drive results. A relative TSR modifier will be applied to the PSUs tied to the Adjusted EBITDA and cost savings measures, such that the number of PSUs earned could be increased or decreased by up to +/- 25% depending on our relative TSR performance during the three-year performance period. The Compensation Committee believes the continued emphasis on performance-based awards aligns with our pay for performance compensation principles.

2022 PSU Awards Earned in 2025

The Company granted PSUs in 2022 to our executives that could be earned in an amount ranging from 0% to 150% of the target number of awarded PSUs based on the Company’s Relative TSR attained during the performance period, the achievement of Adjusted EBITDA performance and achievement of human capital performance metrics. The following table summarizes our performance compared to each measure. Based on our performance, only 15.3% of each PSU award was earned reflecting the rigor of the performance goals. The earned PSUs will not vest until May 9, 2025, subject to each NEO’s continued employment.

	Threshold 50%	Target 100%	Maximum 150%	2022-2024 Actual	Achievement	Weighting
Relative TSR Percentile	25%	50%	75%	7%	—%	50%
Adjusted EBITDA (in millions)	$2,542	$3,177	$3,812	$2,353	—%	25%
Human Capital	5.0 ppt	10.0 ppt	15.0 ppt	6.1 ppt	61.0%	25%

Benefits and Perquisites

Each of the NEOs is entitled to participate in all employee benefit and retirement plans, as well as all group health, hospitalization, disability and other insurance and employee welfare benefit plans in which other similarly situated employees may participate. We also provide certain other perquisites to the NEOs. There were no new or additional benefits and perquisites for any of our NEOs in 2024.
Specifically, from time to time, certain of our NEOs use an aircraft for personal air travel, pursuant to the Company’s Aircraft Policy. In addition, we agreed to make an aircraft available to Mr. Pittman for his business and personal use and we currently lease an airplane for Mr. Pittman’s use, as described in “Certain Relationships and Related Party Transactions.” Mr. Pittman reimburses the Company to the extent that his personal use of such aircraft exceeds $250,000 in the aggregate during a calendar year. We also make a car and driver available for Mr. Pittman and Mr. Bressler’s use. These perquisites help ensure the safety of Messrs. Pittman and Bressler while they are traveling, also making their travel more efficient. These perquisites are imputed into the NEO’s income and no associated tax equalization payments are provided.
The Compensation Committee believes that the above benefits and perquisites, although a relatively small portion of the NEOs’ total compensation, provide a more tangible incentive than an equivalent amount of cash compensation. For further discussion of these benefits and perquisites, including the methodology for computing their costs, please refer to the Summary Compensation Table included in this proxy statement, as well as the All Other Compensation table included in footnote (b) to the Summary Compensation Table.
In the future, we may provide different and/or additional compensation components, benefits and/or perquisites to our NEOs to ensure that our compensation structure is balanced and comprehensive. We believe that it is important to maintain flexibility to adapt our compensation structure to properly attract, motivate and retain the top executive talent for which we compete. All future practices regarding compensation components, benefits and/or perquisites will be subject to review by the Compensation Committee.
Severance Arrangements
Pursuant to their respective employment agreements, each of our NEOs is entitled to certain payments and benefits in defined termination situations including ones that are in connection with a change in control. We believe that our severance arrangements facilitate an orderly transition in the event of changes in management. For further discussion of severance payments and benefits, see “Executive Compensation Tables—Executive Compensation Arrangements” set forth below in this proxy statement.

Other Matters
Tax and Accounting Considerations
Accounting Standards Codification (“ASC”) Topic 718 requires us to calculate the grant date “fair value” of our stock-based awards using a variety of assumptions. ASC Topic 718 also requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock options, restricted stock, RSUs and PSUs under our equity incentive award plans will be accounted for under ASC Topic 718. We have elected to account for forfeitures of awards as they occur. The Compensation Committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align the accounting expense of our equity awards with our overall executive compensation philosophy and objectives.
Responsible Long-Term Incentive Grant Practices
Our equity grant practices ensure all grants are made on fixed grant dates and at exercise prices or grant prices at least equal to the fair market value of our Class A common stock on such dates. Equity grants are awarded under our stockholder approved plans and we do not backdate, reprice or grant equity awards retroactively. Our stockholder-approved equity plans prohibit repricing of awards or exchanges of underwater options for cash or other securities without stockholder approval.

Securities Trading Policy
Our Board has adopted an Insider Trading Compliance Policy, which applies to all of our directors, executive officers, employees, consultants and contractors. The policy prohibits those covered by the policy from engaging in transactions in publicly traded options related to the Company’s equity securities, such as puts or calls, or engaging in transactions involving any other financial instruments, such as forward contracts, equity swaps, collars or exchange funds, that are designed to hedge or offset any decrease in the market value of the Company’s equity securities.
Clawback Policy
We believe in maintaining best practices for our executive compensation program, and as part of that we maintain a “clawback” policy with respect to excess cash and time-vesting or performance-vesting equity compensation in connection with a financial restatement, regardless of whether fraud or misconduct was involved in the financial restatement.

Stock Ownership Guidelines and Broad-Based Stock Ownership
We maintain stock ownership guidelines covering our executive officers, including our NEOs, and non-employee directors. We believe that linking a significant portion of an officer’s current and potential future net worth to our success, as reflected in our share price, helps to ensure that officers are economically aligned with our stockholders. Stock ownership guidelines also encourage long-term management of the Company for the benefit of its stockholders.
These guidelines require the covered individual to own an amount of our Class A common stock with an aggregate market value equal to a specified multiple of their base salary or, with respect to directors, $500,000. Each covered individual is expected to satisfy the applicable ownership requirement generally within five years after first becoming subject to the guidelines. The table below reflects the current ownership guidelines for executives:

Position	Multiple of Base Salary
Chief Executive Officer and President	6x
Deputy Chief Financial Officer	2x
The types of ownership arrangements counted towards the guidelines are: shares of our Class A common stock, whether held individually, jointly, or in trust with or for the benefit of an immediate family member, shares held by a corporate entity in which the individual holds voting or disposal power over such shares, deferred stock units (vested or unvested) or unvested restricted stock unit awards. We do not count towards the guidelines shares underlying unexercised stock options or unearned performance awards.

Any individual with equity holdings below the defined guideline level following the five-year compliance period is required to retain at least 50% of all net settled shares received from the vesting, delivery and/or exercise of equity awards granted under the Company’s equity incentive plans until he or she achieves the guideline ownership level.

Policy on Hedging and Pledging Company Equity Securities

We prohibit all directors and executive officers from hedging our securities; directors and executive officers are also prohibited from pledging our securities, unless such pledge is specifically pre-approved by the Company’s Chief Legal Officer.

COMPENSATION COMMITTEE REPORT
The information contained in this Report of the Compensation Committee shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically incorporate this information by reference).
The Compensation Committee has reviewed and discussed with management the Executive Compensation section and, based on such review and discussions, recommended to the Board that the Executive Compensation section be included in this proxy statement.
Respectfully submitted,
THE COMPENSATION COMMITTEE
James A. Rasulo, Chair
Samuel E. Englebardt, Member
Cheryl Mills, Member
Kamakshi Sivaramakrishnan, Member

EXECUTIVE COMPENSATION TABLES
The following section, and the tables that appear herein, sets forth information with respect to total compensation for the year ended December 31, 2024, and, with respect to the Summary Compensation Table below, the fiscal years ended December 31, 2024 and 2023 for our 2024 Principal Executive Officer and the two most highly compensated executive officers other than the Principal Executive Officer.
Summary Compensation Table
The Summary Compensation Table below provides compensation information for the years ended December 31, 2024, and 2023.

Name and Principal Position	Year	Salary	Stock Awards(a)	Non-Equity Incentive Plan Compensation(b)	All Other Compensation(c)	Total
Robert W. Pittman Chairman and Chief Executive Officer (PEO)	2024	$1,800,000	$7,936,000	$2,882,203	$330,517	$12,948,720
	2023	$1,800,000	$8,000,000	$3,814,745	$309,948	$13,924,693
Richard J. Bressler President, Chief Operating Officer and Chief Financial Officer (PFO)	2024	$1,800,000	$7,936,000	$2,882,203	$—	$12,618,203
	2023	$1,800,000	$8,000,000	$3,814,745	$—	$13,614,745
Michael B. McGuinness Executive Vice President, Finance and Deputy Chief Financial Officer	2024	$925,000	$868,000	$1,805,507	$—	$3,598,507
	2023	$850,000	$994,057	$1,000,774	$—	$2,844,831
(a) The amounts shown represent the full grant date fair value of RSUs and PSUs awarded to the executive by iHeartMedia, computed in accordance with the requirements of ASC Topic 718, but excluding any impact of estimated forfeiture rates as required by SEC regulations. The grant date fair value of RSUs is based on the closing stock price of our stock on the applicable grant date.
With respect to the PSUs granted in 2024, the number of PSUs that are eligible to vest will be determined based on the measurement of Adjusted EBITDA, Cost Savings, Relative TSR and Debt metrics as described in more detail in the "Executive Compensation—Long-Term Incentive Compensation—Performance Stock Units" section above. As noted above, in consideration of share usage, a portion of the equity-based compensation value for Messrs. Pittman, Bressler and McGuinness will be cash-settled.
The grant date fair value of the PSUs included in the "Stock Awards" column above that are tied to the Adjusted EBITDA, Cost Savings and Debt metrics was calculated based on the probable achievement of the performance goals as determined at the date of grant, which was determined to be the target level of performance in each case.
For the portion of PSU awards granted in 2024 tied to the Relative TSR modifier, the grant date fair value included in the "Stock Awards" column above is calculated based on the Monte Carlo simulation model, which incorporated the following significant inputs; (i) the stock price on the date of grant; (ii) the performance period for the award which is February 25, 2024 to December 31, 2026; (iii) a risk-free interest rate derived from the U.S. Department of Treasury constant maturities yields on the grant date as reported in the H.15 Federal Reserve Statistical Release commensurate with the remaining length of the performance period; (iv) a dividend yield of 0% because the Company does not pay dividends; (v) the stock price volatility of the Company and each company in the S&P U.S. BMI Media & Entertainment Index over the time horizons matching the performance periods; and (vi) the starting TSR was calculated for the Company and each of the S&P U.S. BMI Media & Entertainment Index component companies based on closing prices on the grant date compared to the average closing prices over the 20 trading days immediately preceding the first day of the performance period.
The following table presents the fair value assumptions used in the valuation of the PSUs tied to Relative TSR performance granted during the fiscal year ended December 31, 2024:

Grant Date
February 25, 2024
Closing Price	$2.32
Risk Free Rate	4.5%
Dividend Yield	—%
Volatility	26.0%
Initial TSR Performance	(12.5)%
Fair Value per share based on the Monte Carlo Simulation	$2.64
The highest level of performance that may be achieved for these PSUs is 120% of the target. The grant date fair values for the PSUs granted in February 2024 to Messrs. Pittman, Bressler and McGuinness (assuming performance at the maximum level) is $5,068,800, $5,068,800 and $554,400, respectively.
(b) Includes a one-time transaction bonus for Mr. McGuinness to recognize the extraordinary efforts of executing and bringing the Debt Exchange Transaction to a successful completion.
(c) As described in the chart below, for 2024 the All Other Compensation column reflects:
•the value of personal use of an aircraft by Mr. Pittman; and
•amounts reimbursed for car service expenses incurred by Mr. Pittman.

Robert W. Pittman
Aircraft Usage	$250,000
Car Service	80,517
Total	$330,517
Except as described below with respect to aircraft usage, the value of all benefits included in the All Other Compensation column is based on iHeartMedia’s actual costs.

The value of personal aircraft usage reported above represents the incremental cost to iHeartMedia for the executives personal use of private aircraft based on the direct variable operating cost per hour of flight incurred by iHeartMedia for such use. These variable costs include items such as fuel charges, departure and landing fees, regular maintenance costs and crew expenses.

Outstanding Equity Awards at 2024 Fiscal Year-End
The following table shows all outstanding equity awards held by the NEOs as of December 31, 2024. Equity awards granted in 2024, 2023 and 2022 were granted pursuant to our 2021 Plan; equity awards granted in 2020 and 2019 were granted pursuant to our 2019 Incentive Equity Plan (the "2019 Plan"):

Name	Grant Date	Option Awards			Stock Awards(a)(d)
		Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested or Earned Shares of Units of Stock (#)	Market Value of Shares or Units of Stock That Have Not Vested or Earned Shares or Units of Stock ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(b)(c)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(b)(c)
Robert W. Pittman	2/25/2024				1,120,000	$2,217,600
	2/25/2024						480,000	$950,400
	5/18/2023				973,237	$1,927,009
	5/18/2023						1,043,407	$2,065,945
	5/9/2022				108,666	$215,159
	5/9/2022						49,715	$98,436
	3/28/2022						92,343	$182,838
	8/14/2020	461,500	$8.98	8/14/2030
	5/30/2019	1,448,084	$19.00	5/30/2025
Richard J. Bressler	2/25/2024				1,120,000	$2,217,600
	2/25/2024						480,000	$950,400
	5/18/2023				973,237	$1,927,009
	5/18/2023						1,043,407	$2,065,945
	5/9/2022				108,666	$215,159
	5/9/2022						49,715	$98,436
	3/28/2022						85,239	$168,774
	8/14/2020	461,500	$8.98	8/14/2030
	5/30/2019	1,448,084	$19.00	5/30/2025
Michael B. McGuinness	2/25/2024				175,000	$346,500
	5/18/2023				120,932	$239,445
	5/18/2023						129,651	$256,709
	5/9/2022				27,167	$53,791
	5/9/2022						12,429	$24,609
	8/14/2020	15,600	$8.98	8/14/2030
	9/9/2019	30,000	$13.93	9/9/2025
(a) For equity awards with respect to the Class A common stock of iHeartMedia, this value is based upon the closing sale price of iHeartMedia’s Class A common stock on December 31, 2024 of $1.98.
(b) The 2022 PSU awards related to Relative TSR and Adjusted EBITDA were not earned and are therefore excluded from the table above.
(c) Includes the PSUs that met their performance goals in 2024, but still require employees to meet the service period criteria.
(d) The following table describes the vesting schedule for each outstanding equity award included above.

Grant Date	Unit Type	Stock Awards Vesting Schedule
2/25/2024	RSUs	33% on each of the first three anniversaries of the grant date
2/25/2024	PSUs	100% will vest on the third anniversary of the grant date, subject to performance goal achievement(a)
5/18/2023	RSUs	33% on each of the first three anniversaries of the grant date
5/18/2023	PSUs	100% will vest on the third anniversary of the grant date, subject to performance goal achievement(b)
5/9/2022	RSUs	33% on each of the first three anniversaries of the grant date
5/9/2022	PSUs	100% will vest on the third anniversary of the grant date, subject to performance goal achievement(b)
3/28/2022	PSUs	100% will vest on the fifth anniversary of the grant date, subject to performance goal achievement(c)
8/14/2020	Options	Options were fully vested as of December 31, 2024
9/09/2019	Options	Options were fully vested as of December 31, 2024
5/30/2019	Options	Options were fully vested as of December 31, 2024
(a) The PSUs granted on February 25, 2024 are tied to two categories of performance goals: Adjusted EBITDA (50%) and Cost Savings (50%). These goals also include a Relative TSR modifier of +/- 25%. The Special PSUs granted on February 25, 2025 to Messrs. Pittman and Bressler are tied to debt refinancing performance goals as discussed above.
(b) The PSUs granted on May 9, 2022 and May 18, 2023 are tied to three categories of performance goals: Adjusted EBITDA (25%), Human Capital (25%), and Relative TSR (50%).
(c) The PSUs granted on March 28, 2022 are tied to achievement of absolute TSR goals.

Executive Compensation Arrangements
Employment Agreements
The following is a summary of the employment agreements with each of our named executive officers, as they were in effect in 2024.
Robert W. Pittman and Richard Bressler
We are party to amended and restated employment agreements with Messrs. Pittman and Bressler, each dated as of March 28, 2022 (collectively, the “A&R Employment Agreements”).
Under Mr. Pittman’s A&R Employment Agreement (the “Pittman Agreement”), Mr. Pittman serves as Chairman of the Board of iHeartMedia, in addition to his continued service as Chief Executive Officer of iHeartMedia and iHeartMedia Holdings, Inc. (“iHMMS”), a subsidiary of iHeartMedia. Under Mr. Bressler’s A&R Employment Agreement (the “Bressler Agreement”), Mr. Bressler serves as President, Chief Operating Officer and Chief Financial Officer of iHeartMedia and iHMMS. Pursuant to the A&R Employment Agreements each of Messrs. Pittman and Bressler are serving under an extended term ending on June 1, 2026, at which time the agreements will terminate unless Mr. Bressler, iHeartMedia and iHMMS mutually agree to extend the term.
In accordance with the A&R Employment Agreements, Messrs. Pittman and Bressler each continued to receive a minimum base salary of $1,500,000 per year and a target annual performance bonus of $3,400,000 through December 31, 2022. On January 1, 2023, the minimum base salary rate for each of Messrs. Pittman and Bressler increased to $1,800,000 per year, and the target annual bonus opportunity for each of Messrs. Pittman and Bressler was changed to 225% of his respective base salary rate. Their base salary may be increased at the discretion of iHeartMedia’s Board or its Compensation Committee. Under the A&R Employment Agreements, Messrs. Pittman and Bressler have the opportunity to earn an annual performance bonus based on the achievement of performance goals established by the Compensation Committee after consultation with the applicable executive.
In connection with entering into the A&R Employment Agreements with Messrs. Pittman and Bressler, we granted to each of Messrs. Pittman and Bressler an award of performance-vesting restricted stock units, which has a grant-date fair value of $6,500,000 for Mr. Pittman and $6,000,000 for Mr. Bressler, and which generally vests based on our achievement of rigorous absolute total shareholder return goals and continued service over a five-year period. In addition, Messrs. Pittman and Bressler remain eligible to receive a discretionary annual equity award with a target grant-date fair value equal to $8,000,000; provided, that neither executive is entitled to receive an annual equity award, and the grant of any annual equity award (and the terms and amount of such award) will be subject to the Compensation Committee's discretion and approval. Further, the agreements prescribe that the forms of award agreement underlying equity granted pursuant to Messrs. Pittman and Bressler’s A&R Employment Agreements provide that in the event of a change in control, a related Qualifying Termination will result in the acceleration of unvested awards (i.e., double trigger), subject to additional conditions.
Messrs. Pittman and Bressler are each entitled to participate in all pension, profit sharing and other retirement plans, all incentive compensation plans, all group health, hospitalization and disability or other insurance plans, paid vacation, sick leave and other employee welfare benefit plans in which other similarly situated employees of iHeartMedia may participate. In addition, during the term of his employment, iHeartMedia will make an aircraft available to Mr. Pittman for his business and personal use and will pay all costs associated with the provision of the aircraft, provided that Mr. Pittman is required to reimburse iHeartMedia to the extent that his personal use of such aircraft exceeds $250,000 in the aggregate for the applicable calendar year during Mr. Pittman’s employment term (calculated by reference to the incremental cost to iHeartMedia that would be reportable in accordance with Item 402 of Regulation S-K, including any amendments or successor rules thereto). iHeartMedia also makes a car and driver available for Mr. Pittman’s business and personal use. Under the Bressler Agreement, iHeartMedia makes a car service available for Mr. Bressler’s business use.
Under the A&R Employment Agreements, Messrs. Pittman and Bressler are required to comply with standard confidentiality, non-competition and non-solicitation covenants. In addition, iHeartMedia agreed to defend and indemnify each of Messrs. Pittman and Bressler for acts committed in the course and scope of his employment.
Under the A&R Employment Agreements, if iHeartMedia terminates Mr. Pittman’s or Mr. Bressler’s employment without Cause or if the executive terminates his employment with Good Reason (as each such term is defined in the applicable A&R Employment Agreement), then the executive will receive a lump-sum cash payment equal to any earned but unpaid annual bonus with respect to a previous year (the “Earned Prior Year Annual Bonus”). In addition, provided he signs and returns a release of claims in the time period required, iHeartMedia will: (1) pay the executive, over a period of two years (for Mr. Pittman) or 18 months (for Mr. Bressler), an amount equal to two times (for Mr. Pittman) or 1.5 times (for Mr. Bressler) the sum of his base salary and target bonus; (2) reimburse the executive for all COBRA premium payments paid by the executive for continuation of healthcare coverage during the 18-month period following the date of his termination; and (3) pay the executive a prorated annual bonus with respect to the days he was employed in the year that includes the termination, calculated as if he had remained employed through the normal payment date (“Prorated Annual Bonus”).
If the executive is unable to perform his duties under his agreement on a full-time basis for more than 180 days in any 12-month period, iHeartMedia may terminate his employment. If the executive’s employment is terminated due to death or disability, iHeartMedia will pay to the executive or his designee or estate: (1) any Earned Prior Year Annual Bonus; and (2) a Prorated Annual Bonus. If a release of claims is signed and returned in the time period required, iHeartMedia will reimburse the executive or his estate, on a monthly basis, for an additional amount equal to all COBRA premium payments paid by the executive or his estate for continuation of healthcare coverage during the 18-month period following his date of termination.

The A&R Employment Agreements provide that if Mr. Pittman or Mr. Bressler, as applicable, retires on or following June 1, 2026, iHeartMedia will pay him any Earned Prior Year Annual Bonus. In addition, the executive will remain eligible to receive a Prorated Annual Bonus with respect to calendar year 2026, based on achievement of applicable performance goals for that year.
In the event that any payment or benefit received or to be received by the executive or on the executive's behalf, including any payment or benefit received in connection with a termination of the executive's employment, whether pursuant to the terms of the A&R Employment Agreement, any other plan, arrangement or agreement or otherwise, would be subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, we will either (i) reduce the total amount of such payments or benefits made to the executive such that the excise tax will not be imposed or (ii) pay the entire (unreduced) payments.
Michael B. McGuinness
Effective September 5, 2019, Michael B. McGuinness entered into an employment agreement with one of our subsidiaries, iHMMS, which we amended on January 1, 2021 and September 16, 2022 (collectively, the “McGuinness Agreement”). Under the McGuinness Agreement, Mr. McGuinness serves as Executive Vice President, Deputy Chief Financial Officer of iHeartMedia and Deputy Chief Financial Officer – Multiplatform and Digital Segments of iHMMS.
As amended, the term of the McGuinness Agreement ends on June 1, 2027, with automatic two-year extensions thereafter unless either party gives prior written notice of non-renewal. Pursuant to the McGuinness Agreement, Mr. McGuinness is entitled to receive a base salary at a rate of $850,000 per year, which increased on January 1, 2024 to $925,000, and which is further subject to increase to $975,000 on January 1, 2026. Mr. McGuinness will be eligible to earn an annual performance bonus based on the achievement of financial and performance criteria established by iHMMS and approved in the annual budget, with a target bonus opportunity of 110% of his base salary, which increased to 125% of his base salary on September 1, 2022. The McGuinness Agreement also entitles Mr. McGuinness to participate in all employee welfare benefit plans in which other similarly situated employees of iHMMS may participate.
Under the McGuinness Agreement, Mr. McGuinness is required to comply with typical confidentiality, non-competition and non-solicitation covenants. iHMMS may elect at any point during the employment term, other than the applicable notice of non-renewal period, to change Mr. McGuinness to consulting status for a twelve-month period. If Mr. McGuinness is placed in a consulting status, he will be entitled to continued payment of his base salary and any earned but unpaid annual bonus with respect to the prior year, as well as be eligible to receive a pro-rata bonus, calculated based upon performance as of the date on which Mr. McGuinness is placed in a consulting status as related to overall performance at the end of such calendar year.
If iHMMS terminates Mr. McGuinness’ employment without Cause, if Mr. McGuinness terminates his employment for Good Cause (as each such term is defined in the McGuinness Agreement), or if iHMMS gives Mr. McGuinness a notice of non-renewal of the employment term, in each case, other than in connection with a Change in Control, then in addition to Mr. McGuinness’s Earned Prior Year Annual Bonus, and provided he signs and returns a release of claims in the time period required, iHMMS will pay to Mr. McGuinness an amount equal to the sum of: (i) 1.5 times his annual base salary and target annual bonus for the year of termination, (ii) the assumed COBRA premiums he would pay if he elected COBRA coverage during the 18-month period following his termination (whether or not he elects such coverage) (the “COBRA Amount”), and (iii) the Prorated Annual Bonus. In addition, iHeartMedia will provide Mr. McGuinness with up to 18 months of accelerated time-vesting for iHeartMedia equity awards granted on or after May 9, 2022.
If Mr. McGuinness is terminated without Cause, if Mr. McGuinness terminates his employment for Good Cause, or if iHMMS gives Mr. McGuinness a notice of non-renewal of the employment term, in each case in the 90 day period prior to, or 12-month period following, a Change in Control, then in addition to the Earned Prior Year Annual Bonus, and provided that he signs and returns a release of claims in the time period required, Mr. McGuinness will be entitled to the same severance payments and benefits as described above, except the cash payment will be based on: (A) an amount equal to two times his annual base salary and target annual bonus for the year of termination, and (B) 1 1/3 times the COBRA Amount.
If Mr. McGuinness is unable to perform his duties under the agreement on a full-time basis for more than 180 days in any 12-month period, iHMMS may terminate his employment by reason of disability. If Mr. McGuinness’ employment is terminated due to death or disability, iHMMS will pay to Mr. McGuinness or his designee or estate any Earned Prior Year Annual Bonus and any Prorated Annual Bonus. In addition, any iHeartMedia equity awards granted to Mr. McGuinness on May 9, 2022 or after September 16, 2022 will accelerate and vest to the extent that such equity awards were scheduled to vest through May 31 following Mr. McGuinness’s termination date (if more favorable than the treatment contained in an applicable individual award agreement).
Impact of Change in Control or Termination on Equity Awards
Performance RSUs Granted to Messrs. Pittman and Bressler on March 28, 2022. In connection with entering into amended and restated employment agreements with Messrs. Pittman and Bressler, we granted each of them “sign-on” performance-based restricted stock units (collectively, “Sign-On PSUs”) under the 2021 Plan on March 28, 2022.
In the event of a Change in Control, as defined in the 2021 Plan, that occurs during the performance period, then any Sign-On PSUs that are earned based on the achievement of annualized absolute TSR goals prior to or in connection with the Change in Control will convert into a service-based vesting award that will vest in full on the fifth anniversary of the grant date, subject to continued service, except as provided below. In this change in control context only, achievement of the annualized absolute TSR goal applicable to the Sign-On PSUs will be measured based on a straight-line interpolation if iHeartMedia’s annualized Absolute TSR falls between two applicable goals. If the earned Sign-On PSUs are not assumed in connection with a Change in Control, then 100% of any earned Sign-On PSUs (including any that became earned in connection with the Change in Control) will vest.

If Mr. Pittman or Mr. Bressler experiences a termination by iHeartMedia without “Cause”, or resigns for “Good Reason” (each, a “Qualifying Termination”), or due to death or disability, or retires on or after June 1, 2026, in each case, prior to a Change in Control, the Sign-On PSUs will remain outstanding and eligible to vest at the end of the performance period based on the achievement of performance goals during the performance period. If the executive experiences a Qualifying Termination on or following a Change in Control, then his earned Sign-On PSUs will vest in full upon such termination (i.e., “double trigger”).
The treatment described above is subject to and conditioned upon the applicable executive’s execution, delivery and non-revocation of a general release within 60 days following the termination date.
Performance RSUs Granted on May 9, 2022, in 2023 and 2024 (other than debt PSUs). Each of our NEOs were granted a number of PSUs under the 2021 Plan on May 9, 2022, in 2023 and in 2024.
With respect to the PSUs granted on May 9, 2022 and in 2023, upon the applicable executive’s Qualifying Termination prior to a Change in Control and prior to the last day of the performance period, then:
•with respect to Messrs. Pittman and Bressler, the PSUs will remain outstanding and eligible to vest in full, subject to the achievement of the applicable performance goals, and will be settled on the original vesting date; and
•with respect to Mr. McGuinness, the PSUs will remain outstanding and eligible to vest with respect to a prorated number of PSUs (i.e., prorated to reflect the number of days the executive was in service during the applicable performance period), and will be settled on the original vesting date.
With respect to the PSUs granted in 2024, upon the applicable executive’s Qualifying Termination prior to a Change in Control and prior to the third anniversary of the date of grant (including if the applicable executive’s Qualifying Termination occurs following December 31, 2026), then:
•with respect to Messrs. Pittman and Bressler, the PSUs will remain outstanding and eligible to vest in full, subject to the achievement of the applicable performance goals, and will be settled on the earlier of the original vesting date and a Change in Control; and
•with respect to Mr. McGuinness, the PSUs will remain outstanding and eligible to vest with respect to a prorated number of PSUs (i.e., prorated to reflect the number of days the executive was in service from the date of grant through the third anniversary thereof, taking into account any additional service-vesting credit), and will be settled on the earlier of the original vesting date and a Change in Control; provided, however, that if a Change in Control occurs within ninety days following the date of Mr. McGuinness’ Qualifying Termination and prior to the third anniversary of the date of grant, the number of PSUs that vest on the date of such Change in Control will not be pro-rated.
With respect to the PSUs granted in 2023, upon the applicable executive's Qualifying Termination following the last day of the performance period but prior to the third anniversary of the date of grant, any PSUs that were previously earned will vest in full as of the termination date.
With respect to the PSUs granted on May 9, 2022 and in 2023, upon a termination due to death or disability, the PSUs will vest at target levels. With respect to the PSUs granted in 2024, upon the applicable executive's termination due to death or disability prior to a Change in Control and prior to the third anniversary of the date of grant, then:
•if such termination occurs on or prior to December 31, 2024, the PSUs will vest at target levels,
•if such termination occurs after December 31, 2024 but prior to January 1, 2027, the PSUs will vest at target levels with respect to “EBITDA” PSUs and at actual performance levels with respect to “earned cost savings” PSUs; or
•if such termination occurs on or after January 1, 2027, the earned PSUs will vest in full, subject to the achievement of the applicable performance goals.
With respect to Messrs. Pittman and Bressler only:
•with respect to the PSUs granted in 2023, if the executive retires on or following June 1, 2026, then his PSUs granted more than one year prior to the date of his retirement will vest at target levels;
•with respect to the PSUs granted in 2024, if the executive retires on or following June 1, 2026 but prior to a Change in Control and prior to the third anniversary of the date of grant, then:
◦if the executive retires prior to January 1, 2027, the PSUs will vest at target levels with respect to “EBITDA” PSUs and at actual performance levels with respect to “earned cost savings” PSUs; or
◦if the executive retires on or after January 1, 2027, the earned PSUs will vest in full, subject to the achievement of the applicable performance goals.
In addition, upon a Change in Control the PSUs granted in 2023 and 2024 will be earned based on the actual, target or the greater of target or actual performance, as applicable, through the consummation of such Change in Control, and such earned PSUs will vest on the earlier of (i) the third anniversary of the applicable grant date, (ii) the applicable executive’s Qualifying Termination or (iii) the applicable executive’s termination of employment due to death, disability or (with respect to Messrs. Pittman and Bressler) the executive’s retirement.

Time-Vesting RSUs Granted on May 9, 2022, in 2023, 2024 and debt PSUs Granted in 2024. Each of our Named Executive Officers were granted a number of time-based RSUs under the 2021 Plan on May 9, 2022 and in 2023 and 2024. In addition, Messrs. Pittman and Bressler were granted debt PSUs in 2024 that achieved their performance goal in 2024, and therefore for purposes of this discussions are treated as time-vesting RSUs.
Upon the applicable executive’s Qualifying Termination prior to a Change in Control, then:
•with respect to Messrs. Pittman and Bressler, the executive’s RSUs will vest in full as of the applicable termination date and be settled on the original vesting date; and
•with respect to Mr. McGuinness, a portion of the executive’s RSUs that would have vested on the next scheduled RSU vest date, prorated to reflect the number of days the executive was in service with iHeartMedia during such vesting period (with respect to the RSUs granted in 2024, taking into account any additional service-vesting credit), will vest as of the termination date and be settled on the original vesting date; provided, however, that with respect to the 2024 RSUs if a Change in Control occurs within ninety days following the date of Mr. McGuinness' Qualifying Termination and prior to the third anniversary of the date of grant, the RSUs that remain unvested following the pro-rata vesting described above will vest immediately prior to the Change in Control.
If an executive’s Qualifying Termination occurs following a Change in Control or due to the executive’s death or disability, then the executive’s RSUs will vest in full and be settled in connection with such Qualified Termination.
With respect to Messrs. Pittman and Bressler only, if either executive experiences a “retirement termination” (which may not occur prior to June 1, 2026), his RSUs will vest in full if they were granted more than one year prior to the retirement date.

PAY VS PERFORMANCE
The following table sets forth information concerning the compensation of our NEOs for each of the fiscal years ended December 31, 2024, 2023 and 2022 and our financial performance for each such fiscal year:

Year	Summary Compensation Table for PEO	Compensation Actually Paid to PEO(a)	Average Summary Compensation Table Total for non-PEO NEOs	Average Compensation Actually Paid to non-PEO NEOs(a)	Value of Initial Fixed $100 Investment Based on	Net Income ($000s)
					Total Shareholder Return
2024	$12,948,720	$8,391,174	$8,108,355	$5,552,269	$12	$(1,009,494)
2023	$13,924,693	$9,699,132	$4,876,819	$3,520,986	$16	$(1,100,339)
2022	$16,302,333	$(5,160,511)	$5,418,525	$(693,539)	$36	$(262,670)
(a) Amounts represent compensation actually paid to our PEO and the average compensation actually paid to our remaining NEOs for the relevant fiscal year, as determined under SEC rules (and described below), which includes the individuals indicated in the table below for each fiscal year:

Year	PEO	Non-PEO NEOs
2024	Robert Pittman	Richard Bressler		Michael McGuinness
2023	Robert Pittman	Richard Bressler	Michael McGuinness	Jordan Fasbender	Scott Hamilton
2022	Robert Pittman	Richard Bressler	Michael McGuinness	Jordan Fasbender	Scott Hamilton
Compensation actually paid to our NEOs represents the “Total” compensation reported in the Summary Compensation Table for the applicable fiscal year, as adjusted as follows(1):

Adjustments	2024
	PEO	Average Non-PEO NEOs
Deduction for Amounts Reported under the “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table for Applicable FY	$(7,936,000)	$(4,402,000)
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End	$6,640,000	$3,683,125
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Vested during Applicable FY, determined as of Vesting Date	—	—
Increase/deduction for Awards Granted during Prior FY that were Outstanding and Unvested as of Applicable FY End, determined based on change in ASC 718 Fair Value from Prior FY End to Applicable FY End	$(2,334,759)	$(1,310,868)
Increase/deduction for Awards Granted during Prior FY that Vested During Applicable FY, determined based on change in ASC 718 Fair Value from Prior FY End to Vesting Date	$(926,787)	$(526,343)
Deduction of ASC 718 Fair Value of Awards Granted during Prior FY that were Forfeited during Applicable FY, determined as of Prior FY End	—	—
Increase based on Dividends or Other Earnings Paid during Applicable FY prior to Vesting Date	—	—
Increase based on Incremental Fair Value of Options/SARs Modified during Applicable FY	—	—
Total Adjustments	$(4,557,546)	$(2,556,086)
(1) The fair values of unvested and outstanding equity awards to our NEOs were remeasured as of the end of each fiscal year, and as of each vesting date, during the 2022, 2023 and 2024 fiscal years. Fair values as of each measurement date were determined using valuation assumptions and methodologies (including volatility, dividend yield, and risk-free interest rates) that are generally consistent with those used to estimate fair value at grant in accordance with ASC Topic 718. For stock options, the grant-date fair values were estimated using Black-Scholes. Subsequent valuations at the end of each fiscal year and as of each vest date are performed using a lattice model, as the latter provides a better estimate of options that are no longer at-the-money. For market-based restricted stock units, fair values were estimated using a Monte Carlo simulation model, using assumptions that are consistent with those used at grant. For other performance-based awards, the fair values reflect the probable outcome of the performance vesting conditions as of each measurement date.

Relationship between Financial Performance Measures
The graphs below compares the compensation actually paid to our PEO and the average of the compensation actually paid to our remaining NEOs, with (i) our Net Income/(Loss) and (ii) our cumulative TSR, in each case, for the fiscal years ended December 31, 2024, 2023 and 2022.
TSR amounts reported in the graph assume an initial fixed investment of $100, and that all dividends, if any, were reinvested.

Compensation Actually Paid versus Total Shareholder Returns
$20,000,000
$16,000,000
$12,000,000
$8,000,000
$4,000,000
$—
$(4,000,000)
$(8,000,000)
Compensation Actually Paid
$60
$40
$20
$—
Total Shareholder Returns
2022
2023
2024
PEO Compensation Actually Paid
NEO Compensation Actually Paid
iHeart TSR

Compensation Actually Paid versus Net Loss
$20,000,000
$16,000,000
$12,000,000
$8,000,000
$4,000,000
$—
$(4,000,000)
$(8,000,000)
Compensation Actually Paid
$—
$(500,000)
$(1,000,000)
$(1,500,000)
Net Loss
2022
2023
2024
PEO Compensation Actually Paid
NEO Compensation Actually Paid
Net Loss ($000s)

For additional details regarding our most important financial performance measures, please see the sections titled “–Short-Term Cash Incentives” and “–Long-Term Incentive Compensation” in our CD&A elsewhere in this proxy statement.

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth the equity awards outstanding under our equity compensation plans as of December 31, 2024:

Plan Category	Number of Shares to be issued upon exercise of outstanding options, warrants and rights (Column A)	Weighted-average exercise price of outstanding options, warrants and rights(a)	Number of Shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column A)
Equity compensation plans approved by security holders (b)	13,018,266	$—	4,104,306
Equity compensation plan not approved by security holders (c)	7,012,695	$16.21	—
Total(d)	20,030,961	$16.21	4,104,306
(a) The weighted average exercise price is calculated based solely on the exercise prices of the outstanding options and does not reflect the shares that will be issued upon the vesting of outstanding RSUs and PSUs, which have no exercise price.
(b) Represents the 2021 Long-Term Incentive Award Plan.
(c) Represents the 2019 Plan which was adopted in connection with the Emergence. No additional awards may be made under the 2019 Plan.
(d) This number includes shares subject to outstanding awards granted, of which 6,970,195 shares are subject to outstanding options and 13,060,766 shares are subject to outstanding RSUs and PSUs.

2019 Plan

Effective May 1, 2019, the United States Bankruptcy Court for the Southern District of Texas (“Bankruptcy Court”) approved the establishment of the 2019 Plan in connection with our Emergence. No additional awards may be made under the 2019 Plan. However, outstanding awards prior to the termination of the 2019 Plan continue to be governed by such plan. The 2019 Plan is administered by our Compensation Committee, which may delegate its duties and responsibilities to officers, directors or managers of iHeartMedia or any affiliate thereof, subject to certain limitations that may be imposed under applicable law or regulation, and excluding its authority with respect to awards to non-employee directors or officers within the meaning of Section 16 of the Exchange Act.

Awards
The 2019 Plan previously provided for the grant of nonqualified options and RSUs. Certain awards under the 2019 Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards are set forth in award agreements, which detail all terms and conditions of the awards, including any applicable vesting and payment terms. Awards are generally to be settled in shares of iHeartMedia’s Class A common stock, but the plan administrator may provide for cash settlement of any award.
Certain Transactions
In the event of certain transactions and events affecting iHeartMedia’s Class A common stock, such as stock dividends, stock splits, mergers, reorganizations, spin-offs, liquidation, and other similar corporate transactions or events, if an adjustment is determined by the Board to be reasonably appropriate in order to prevent the dilution or enlargement of the rights of participants under the 2019 Plan, then the Board will make equitable adjustments to the 2019 Plan and outstanding awards subject to the terms of the 2019 Plan. The Board also has broad discretion to take similar action under the 2019 Plan, as well as make adjustments to the terms and conditions of existing and future awards, as it may determine appropriate and equitable in other types of corporate transactions or events,
In the event of a change in control (as defined in the 2019 Plan) of iHeartMedia, all outstanding awards will immediately vest in full and become exercisable, as applicable, unless otherwise specified in the relevant award agreement governing such award.
Individual award agreements may provide for additional accelerated vesting and payment provisions.
Foreign Participants; Transferability; Participant Payments
The plan administrator may determine award terms and conditions otherwise inconsistent with the 2019 Plan if the plan administrator determines such terms and conditions to be necessary in order to facilitate grants of awards subject to the laws, tax policies or customs of countries outside of the United States. With limited exceptions for estate planning and the laws of descent and distribution, awards under the 2019 Plan are generally non-transferable prior to vesting and are exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the 2019 Plan, such obligations shall be satisfied pursuant to a net withholding of an applicable number of shares; provided, that the plan administrator may, in its discretion, accept cash or such other form of consideration as it deems suitable in satisfaction of such obligations.
Plan Amendment and Termination
The Board may amend the 2019 Plan at any time; provided that no such action will amend the terms of the Management Reserve grants or have a material adverse effect on the rights of any participant with respect to such participant’s outstanding awards under the 2019 Plan. As noted above, the 2019 Plan terminated in April 2021 in connection with the adoption of our 2021 Long-Term Incentive Award Plan. As such, we are not able to grant future awards under the 2019 Plan; however, the terms and conditions of the 2019 Plan continue to govern any outstanding awards thereunder.

DIRECTOR COMPENSATION
The individuals who served as members of our Board during 2024 are set forth in the table below. Robert W. Pittman and Richard J. Bressler are employees of iHeartMedia; therefore, they do not receive any additional compensation from us for their service on our Board. Mr. Pittman’s compensation for his service as iHeartMedia’s Chief Executive Officer and Mr. Bressler’s compensation for his service as iHeartMedia’s President, Chief Operating Officer and Chief Financial Officer is included in the Summary Compensation Table above.
The following describes the compensation program we maintained for our non-employee directors in 2024.
2024 Director Compensation
On May 18, 2023, our Board adopted the iHeartMedia, Inc. Non-Employee Director Compensation Program (the “Director Compensation Program”) in order to memorialize our non-employee director compensation program for 2023 and beyond. The Director Compensation Program provides for annual retainer fees and long-term equity awards for our non-employee directors. The material terms of our Director Compensation Program are described below and reflect the compensation paid to our non-employee directors for the full 2024 fiscal year.

Cash Compensation:

Board Membership	$150,000
Lead Independent Director	$50,000
Audit Committee Chair	$25,000
Audit Committee Member	$15,000
Compensation Committee Chair	$20,000
Compensation Committee Member	$10,000
N&CG Committee Chair	$20,000
N&CG Committee Member	$7,500

Equity Compensation:

Initial Grant: Each non-employee director who is initially elected or appointed to serve on our Board automatically will be granted, on the date on which such non-employee director is appointed or elected to serve on our Board, an RSU award with a value of approximately $150,000, multiplied by a fraction (i) the numerator of which is the difference between 365 and the number of days from the date of the immediately preceding annual meeting of the Company’s stockholders through the election or appointment date and (ii) the denominator of which is 365. These initial grants will vest in full on the earlier to occur of (x) the one-year anniversary of the applicable grant date and (y) the date of the next annual meeting of the Company’s stockholders following the grant date, subject to such non-employee director’s continued service through the applicable vesting date.

Annual Grant: A non-employee director who is serving on our Board as of the date of the annual meeting of the Company’s stockholders each calendar year will be granted, on such annual meeting date, an RSU award with a value of approximately $150,000. Each annual grant will vest in full on the earlier to occur of (i) the first anniversary of the applicable grant date and (ii) the date of the next annual meeting of the Company's stockholders following the grant date, subject to such non-employee director’s continued service through the applicable vesting date.

In each case, the RSU awards will vest in full upon a change in control. If a director is removed from the Board, or iHeartMedia fails to nominate a director for re-election to the Board, in each case, for reasons other than for “cause,” or due to the director’s death or disability, the number of RSUs that would have otherwise vested on the next regularly scheduled vesting date will vest on a pro rata basis (as if the RSUs were subject to monthly vesting from the date of grant) through the date of termination of service as a director.
Compensation under our Director Compensation Program is subject to the annual limits on non-employee director compensation set forth in the 2021 Plan.

The following table sets forth information regarding the compensation paid to our non-employee directors for the year ended December 31, 2024.

Director Deferred Compensation
Effective as of July 1, 2022, our Board adopted the Deferred Compensation Plan for Directors (the “Deferred Compensation Plan”), which permits our non-employee directors to (i) receive all or a portion of their annual cash retainers (excluding any cash retainers for service on a committee) earned under the Director Compensation Program in the form of fully vested RSUs, which may be deferred and (ii) defer the settlement of all or a portion of any annual RSU awards granted under the Director Compensation Program.
With respect to 2024, Messrs. Englebardt and Gerstner each elected to defer 100% of their annual cash retainers and RSU awards earned or granted under the Director Compensation Program; Mses. Mills and Monteagudo elected to defer their 2024 annual RSU award.

2024 Director Compensation Table

Name	Fees Earned(1)	Stock Awards(2),(3)	All Other Compensation	Total
Samuel E. Englebardt	$25,000	$300,000	$—	$325,000
Brad Gerstner	25,000	300,000	—	325,000
Cheryl Mills	180,000	150,000	—	330,000
Graciela Monteagudo	165,000	150,000	—	315,000
James A. Rasulo	242,500	150,000	—	392,500
Kamakshi Sivaramakrishnan	167,500	150,000	—	317,500
(1) Amounts reflect the cash retainer fees earned by our non-employee directors in 2024, including any cash retainer fees elected to be deferred under the Deferred Compensation Plan.
(2) The amounts shown for the directors for 2024 represents the full grant date fair value of time-vesting RSUs awarded to them by iHeartMedia in 2024, computed in accordance with the requirements of ASC Topic 718, but excluding any impact of estimated forfeiture rates are required by SEC regulations. The grant date fair value of the RSUs is based on the closing price of our stock on the applicable grant date.
(3) The following table shows the aggregate number of outstanding unvested RSU awards held as of December 31, 2024 by each non-employee director.

Name	Unvested RSU Awards Outstanding at 2024 Fiscal Year End
Samuel E. Englebardt	145,631
Brad Gerstner	145,631
Cheryl Mills	145,631
Graciela Monteagudo	145,631
James A. Rasulo	145,631
Kamakshi Sivaramakrishnan	145,631

RELATIONSHIP OF COMPENSATION POLICIES AND PROGRAMS TO RISK MANAGEMENT

In consultation with the Compensation Committee, management conducted an assessment of whether our compensation policies and practices encourage excessive or inappropriate risk taking by employees, including employees other than our NEOs. The assessment analyzed the risk characteristics of our business and the design and structure of our incentive plans and policies.

Management reported its findings to the Compensation Committee, which agreed with management’s assessment that our plans and policies do not encourage excessive or inappropriate risk taking and determined such policies or practices are not reasonably likely to have a material adverse effect on our business.

Although a significant portion of our executive compensation program is performance-based, the Compensation Committee has focused on aligning our compensation principles with the long-term interests of iHeartMedia and avoiding rewards or incentive structures that could create unnecessary risks.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding beneficial ownership of our Class A and Class B common stock and the Special Warrants as of March 20, 2025 by each person, or group of affiliated persons, known to us to be the beneficial owner of more than 5% of the outstanding shares of our Class A common stock as of such date based solely on the most recently available Schedules 13D and 13G filed with the SEC, as applicable.
The number of shares of Class A common stock beneficially owned by each person or entity is determined in accordance with the applicable rules of the SEC and includes voting or investment power with respect to shares of our Class A common stock. The information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of Class A common stock.

	Class A Common Stock(1)		Class B Common Stock(2,3)		Special Warrants(2,4)		Combined Beneficial Ownership(5)	Fully Converted(6)
	Number	Voting Percentage	Number	Percentage of Class	Number	Percentage of Class	Percentage
5% Class A Stockholders(7)
Pacific Investment Management Company LLC ("PIMCO")(8)	22,564,505	17.9%	2,606,005	12.3%	—	—%	19.5%	16.4%
Global Media & Entertainment Investments Ltd(9)	18,140,000	14.4%	—	—%	—	—%	14.4%	11.8%
BlackRock, Inc.(10)	8,291,404	6.6%	—	—%	—	—%	6.6%	5.4%
The Vanguard Group, Inc.(11)	6,376,979	5.0%	—	—%	—	—%	5.0%	4.1%
Oak Hill Advisors, L.P.(12)	3,880,530	3.1%	—	—%	4,761,000	94.5%	6.6%	5.6%
(1) Applicable percentage of ownership for each holder is based on 126,376,383 shares of Class A common stock outstanding on March 20, 2025.
(2) This table reflects all Class B common stock and Special Warrants that are currently convertible or convertible on or before May 19, 2025 into Class A common stock in compliance with certain ownership limitations imposed by our certificate of incorporation and/or FCC regulations in effect as of March 20, 2025. Pursuant to our certificate of incorporation, in certain circumstances, we may restrict the ownership, or proposed ownership, of shares of our Class A common stock, Class B common stock or Special Warrants by any person or entity.
(3) Applicable percentage of ownership for each holder is based on 21,187,567 shares of Class B common stock outstanding on March 20, 2025.
(4) Applicable percentage of ownership for each holder is based on 5,039,323 Special Warrants outstanding on March 20, 2025.
(5) Reflects beneficial ownership of Class A common stock as defined in Rule 13d-3(d)(1) of the Exchange Act. The percentage is calculated as all Class A common stock, Class B common stock and Special Warrants held by the reporting person that are currently convertible or convertible on or before May 19, 2025 in compliance with certain ownership limitations imposed by FCC regulations or our certificate of incorporation as of March 20, 2025.
(6) Reflects ownership of Class A common stock assuming the conversion of all outstanding Class B common stock and exercise of all outstanding Special Warrants into Class A common stock, including any securities that are not currently convertible or convertible on or before May 19, 2025 in compliance with FCC Regulatory Limitations in effect as of March 20, 2025. Applicable percentage of ownership for each holder is based on 126,376,383 shares of Class A common stock outstanding, 21,187,567 shares of Class B common stock outstanding and 5,039,323 Special Warrants outstanding on March 20, 2025.
(7) In accordance with Instruction 3 to Item 403 of Regulation S-K, this table is based solely on information contained in Schedules 13D and 13G filed with the SEC reporting beneficial ownership of more than 5 percent of our Class A common stock, except as specifically noted.
(8) As reported on Schedule 13G/A filed on February 12, 2024 with respect to beneficial ownership of the Company’s Class A common stock as of December 31, 2023. The securities reported are held by investment advisory clients or discretionary accounts of which PIMCO is the investment adviser. PIMCO reports beneficial ownership with respect to 25,170,510 shares of the Company’s Class A common stock, which reflects sole dispositive power over all such shares and sole voting power with respect to 22,552,941 of such shares. The total reported shares of Class A common stock beneficially owned are comprised of 22,564,505 shares of Class A common stock and 2,606,005 shares of Class B common stock convertible into Class A common stock on or before May 19, 2025 in compliance with FCC Regulatory Limitations in effect as of March 20, 2025. The business address of each reporting person is 650 Newport Center Drive, Newport Beach, CA 92660.
(9) As reported on Schedule 13D/A filed on May 9, 2022 with respect to beneficial ownership of the Company’s Class A common stock as of May 9, 2022. The securities reported were reported as beneficially owned by Global Media & Entertainment Investments Ltd (formerly known as Honeycomb Investments Limited), a company organized under the laws of the Bahamas (“Global”), as to the Shares directly owned by it; The Global Media & Entertainment Investments Trust (formerly known as The Honeycomb Trust), a trust organized under the laws of the Bahamas (the “Trust”), as the sole stockholder of Global; James Hill, a citizen of the United Kingdom, and Simon Groom, a citizen of the United Kingdom (each individually a “Trustee” and collectively, the “Trustees”), as the trustees of Trust; and Michael Tabor, a citizen of the United Kingdom (the “Beneficiary”), as the beneficiary of the Trust. Global and each of the other reporting persons has shared voting and dispositive power with respect to the securities reported. The principal business address of Global, is c/o Rhone Services, Building # 2, Western Business Center, Mount Pleasant Village, Western Road, P.O. Box SP-63131, Nassau, Bahamas. The principal business address of the Trust is c/o Groom Hill, 24 Boulevard Princesse Charlotte, MC 98000 Monaco. The principal business address of the Trustees is c/o Groom Hill, 24 Boulevard Princesse Charlotte, MC 98000 Monaco. The principal business address of the Beneficiary is c/o Groom Hill, 24 Boulevard Princesse Charlotte, MC 98000 Monaco.
(10) As reported on Schedule 13G/A filed on January 26, 2024 with respect to beneficial ownership of the Company’s Class A common stock on December 31, 2023. The securities reported are beneficially owned by BlackRock, Inc., which has sole voting power with respect to 8,068,288 shares of the Company’s Class A common stock and sole dispositive power with respect to all of the securities reported. The business address of BlackRock, Inc. is 50 Hudson Yards, New York, New York 10001.
(11) As reported on Schedule 13G/A filed on February 13, 2024 with respect to beneficial ownership of the Company’s Class A common stock on December 29, 2023. The securities reported are beneficially owned by The Vanguard Group, Inc., which has shared voting power with respect to 101,690 shares of the Company’s Class A common stock, sole dispositive power with respect to 6,180,549 shares of the Company’s Class A common stock and shared dispositive power with respect to 196,430 shares of the Company’s Class A common stock. The business address of The Vanguard Group, Inc. is 100 Vanguard Blvd. Malvern, Pennsylvania 19355.
(12) As reported on Schedule 13G filed on February 13, 2023 with respect to beneficial ownership of the Company’s Class A common stock as of December 31, 2022. The Schedule 13G is filed on behalf of Oak Hill Advisors, L.P., a Delaware limited partnership ("OHA"), as investment adviser to certain funds and client accounts (directly or through an affiliate) (together, the "Oak Hill Funds"), with respect to the shares of Class A Common Stock and the shares of Class A Common Stock issuable upon exercise of Special Warrants directly held by the Oak Hill Funds. The securities reported are held by Oak Hill Funds, which has sole voting power and dispositive power with respect to 8,641,530 shares of Class A Common Stock, including 4,761,000 shares of Class A Common Stock issuable upon exercise of Special Warrants. The business address of the reporting person is One Vanderbilt Avenue, 16th Floor, New York, New York 10017.

Ownership of our Class A and Class B common stock and the Special Warrants may be subject to compliance with various regulatory requirements, including those arising under Federal Communications Laws, federal securities laws, including Section 13 of the Exchange Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and Section 203 of the DGCL.
The following table sets forth information regarding beneficial ownership of our Class A common stock as of March 20, 2025, by each of our directors (which includes all nominees); our named executive officers; and all of our directors and executive officers as a group. Shares of our Class A common stock issuable under RSUs that will vest and stock options that will be exercisable on or before May 19, 2025, are deemed beneficially owned for computing the percentage ownership of the person holding the options or RSUs, but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, the address of all directors and executive officers is 20880 Stone Oak Parkway, San Antonio, TX 78258. The inclusion of any shares deemed beneficially owned in this table does not constitute an admission of beneficial ownership of those shares.

	Class A Common Stock(1)
	Number	Percentage
Named Executive Officers, Directors and Director Nominees
Robert W. Pittman(2)	4,606,885	3.6%
Richard J. Bressler(3)	3,997,039	3.1%
Brad Gerstner(4)	461,867	*
Samuel E. Englebardt(5)	411,766	*
Cheryl Mills(6)	249,575	*
Graciela Monteagudo(7)	225,242	*
James A. Rasulo(8)	339,322	*
Kamakshi Sivaramakrishnan(9)	263,961	*
Michael B. McGuinness(10)	312,748	*
Robert Millard(11)	1,465,000	1.2%
All current executive officers and directors as a group (11 individuals)(12)	11,082,760	8.5%
* Less than 1%.
(1) Applicable percentage of ownership for each holder is based on 126,376,383 shares of Class A common stock outstanding on March 20, 2025.
(2) Represents 2,171,669 shares of Class A common stock, stock options representing the right to purchase 1,909,584 shares of Class A common stock (of which 1,448,084 will expire on May 30, 2025 and 503,900 RSUs that will vest by May 19, 2025 that are held by Mr. Pittman and 21,732 shares of Class A common stock held by Pittman CC, LLC, an entity 96% owned by Mr. Pittman.
(3) Represents 1,583,555 shares of Class A common stock, stock options representing the right to purchase 1,909,584 shares of Class A common stock (of which 1,448,084 will expire on May 30, 2025) and 503,900 RSUs that will vest by May 19, 2025 that are held by Mr. Bressler.
(4) Represents 196,946 shares of Class A common stock, 119,290 deferred stock units ("DSUs") that may be settled by May 19, 2025 and 145,631 unvested DSUs that will vest and may be settled by May 19, 2025 that are held by Mr. Gerstner.
(5) Represents 146,845 shares of Class A common stock, 119290 DSUs that may be settled by May 19, 2025 and 145,631 unvested DSUs that will vest and may be settled by May 19, 2025 that are held by Mr. Englebardt.
(6) Represents 49,200 shares of Class A common stock, 54,744 DSUs that may be settled by May 19, 2025 and 145,631 unvested DSUs that will vest and may be settled by May 19, 2025 that are held by Ms. Mills.
(7) Represents 6,280 shares of Class A common stock, 73,331 DSUs that may be settled by May 19, 2025 and 145,631 unvested DSUs that will vest and may be settled by May 19, 2025 that are held by Ms. Monteagudo.
(8) Represents 193,691 shares of Class A common stock and 145,631 RSUs that will vest by May 19, 2025 that are held by Mr. Rasulo.
(9) Represents 118,330 shares of Class A common stock and 145,631 RSUs that will vest by May 19, 2025 that are held by Ms. Sivaramakrishnan.
(10) Represents 167,086 shares of Class A common stock, stock options representing the right to purchase 45,600 shares of Class A common stock (of which 30,000 will expire on September 9, 2025) and 100,062 RSUs that will vest by May 19, 2025 that are held by Mr. McGuinness.
(11) Represents 1,465,000 shaes of Class A common stock that are held by Mr. Millard.
(12) Represents 4,716,431 shares of Class A common stock, vested stock options representing the right to purchase 3,921,268 shares of Class A common stock, and 1,474,150 unvested RSUs that will vest by May 19, 2025 held by our directors and executive officers as a group as of March 20, 2025, 949,179 vested and unvested DSUs held by our directors that may be settled by May 19, 2025, and 21,732 shares of Class A common stock held by Pittman CC, LLC.

Delinquent Section 16 Reports
Section 16(a) of the Exchange Act requires our directors, officers (as defined in Rule 16a-1(f) under the Exchange Act) and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% stockholders are required by SEC rules to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of copies of Section 16(a) reports furnished to us and representations made to us, we believe that during 2024 our officers, directors and holders of more than 10% of our common stock complied with all Section 16(a) filing requirements.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Relationships and Transactions
As part of the employment agreement for Robert W. Pittman, we have agreed to provide him with an aircraft for his personal and business use during the term of his employment. On December 23, 2013, one of our subsidiaries entered into an aircraft lease (as amended from time to time, the "Lease") with FalconAgain, Inc., a company controlled by Mr. Pittman (“FalconAgain”), to lease an airplane for his use. On March 22, 2023, following prior review and approval by the Company’s Audit Committee, we extended the Lease until June 1, 2026. The Audit Committee’s review included an assessment to confirm the consistency of the proposed total costs of the Lease with all-in costs for leasing similar aircraft from third-party providers. The Lease provides that we pay a monthly lease payment of $41,477 during the term of the Lease. Our subsidiary also is responsible for all related taxes, insurance and maintenance costs during the lease term (other than discretionary upgrades, capital improvements or refurbishment). During the years ended December 31, 2024 and 2023, we paid FalconAgain $497,720 and $746,580, respectively.

Policies and Procedures for Related Person Transactions
We have adopted formal written policies and procedures for the review, approval or ratification of certain related person transactions involving us and, among others, any of our executive officers, directors or nominees for director or beneficial owner of more than 5% of any class of iHeartMedia’s voting securities, or their family members or the entities such individuals control (each a “Related Party”). Such transactions must be approved by the Audit Committee of our Board or by a majority of disinterested directors (if any Audit Committee members are involved in such transaction), except that no such approval shall be required for, among other things, certain exempt transactions provided in Item 404 of Regulation S-K. In reviewing such transactions, the Audit Committee must review the known, relevant material facts and circumstances, including (to the extent applicable) the benefits to the Company; the impact on a director’s independence; the availability of other sources for comparable products or services; the terms of the transaction; the terms available to unrelated third parties or to employees generally; the extent of the Related Party’s interest in the transaction; and whether the Related Party Transaction is overall, in or not inconsistent with the best interests of the Company. In addition, if our management, in consultation with our Chief Executive Officer or President, Chief Financial Officer and Chief Operating Officer determines that it is not practicable to wait until the next Audit Committee meeting to approve or ratify a particular transaction, then the Board has delegated authority to the Chairman of the Audit Committee to approve or ratify such transactions. The Chairman of the Audit Committee reports to the Audit Committee any transactions reviewed by him or her pursuant to this delegated authority at the next Audit Committee meeting.

OUR EXECUTIVE OFFICERS
The following table sets forth the names, ages and positions of our current executive officers (as of April 1, 2025):

Name	Age	Position
Robert W. Pittman	71	Chief Executive Officer and Chairman
Richard J. Bressler	67	President, Chief Financial Officer, Chief Operating Officer and Director
Michael B. McGuinness	48	Executive Vice President – Finance and Deputy Chief Financial Officer
Jordan R. Fasbender	42	Executive Vice President, Chief Legal Officer and Secretary
Scott D. Hamilton	55	Senior Vice President, Chief Accounting Officer and Assistant Secretary
Robert W. Pittman was appointed our Chairman on May 17, 2013. Prior to adding the Chairmanship, he became the Chief Executive Officer of the Company in October 2011. For additional biographical information regarding Mr. Pittman, see “Proposal One—Election of Directors.”
Richard J. Bressler was appointed as our President and Chief Financial Officer in July 2013 and as our Chief Operating Officer in February 2015. For additional biographical information regarding Mr. Bressler, see “Proposal One—Election of Directors.”
Michael B. McGuinness has served as our Executive Vice President – Finance and Deputy Chief Financial Officer of iHeartMedia, Inc. since September 2019. From March 2016 to 2019, Mr. McGuinness was the Senior Vice President, Chief Accounting Officer and Treasurer of The Hain Celestial Group. From 2008 to 2016, Mr. McGuinness was at Monster Worldwide, Inc. in various finance positions within the company, most recently as Executive Vice President and Chief Financial Officer. Mr. McGuinness holds a B.S. from the State University of New York, Albany and is a Certified Public Accountant.
Jordan R. Fasbender has served as our Executive Vice President, Chief Legal Officer and Corporate Secretary of iHeartMedia since October 2024. Ms. Fasbender has resigned from her roles with the Company, effective as of April 2, 2025. Ms. Fasbender previously served as our Executive Vice President, General Counsel and Secretary from January 2022 to October 2024 and Executive Vice President, Deputy General Counsel and Secretary from July 2019 to December 2021. From September 2013 to June 2019, Ms. Fasbender served as Senior Vice President and Associate General Counsel at Twenty-First Century Fox, Inc., an entertainment and media company. From September 2008 to July 2013, Ms. Fasbender was an Associate at Weil, Gotshal & Manges LLP, an international law firm. Ms. Fasbender holds a B.A from Emory University and a J.D. from Fordham School of Law.
Scott D. Hamilton has served as our Senior Vice President, Chief Accounting Officer and Assistant Secretary of iHeartMedia since April 2010. Mr. Hamilton was also the Senior Vice President, Chief Accounting Officer and Assistant Secretary of CCOH from April 2010 to May 2019. Mr. Hamilton served as Controller and Chief Accounting Officer of Avaya Inc., a multinational telecommunications company, from October 2008 to April 2010 and served in various other accounting and finance positions, beginning in October 2004. Prior thereto, Mr. Hamilton was employed by PwC from September 1992 until September 2004 in various roles including audit, global capital markets transaction services based in London, UK and technical accounting consulting services as part of PwC’s national office. Mr. Hamilton holds a B.B.A. degree in Accounting from Abilene Christian University and is a Certified Public Accountant.

QUESTIONS AND ANSWERS ABOUT THE 2025 ANNUAL MEETING OF STOCKHOLDERS
WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

The Record Date for the Annual Meeting is March 20, 2025. You are entitled to vote at the Annual Meeting only if you are a Class A stockholder of record at the close of business on that date, or if you hold a valid proxy for the Annual Meeting. Each share of our Class A common stock entitles its holder to one vote per share on all matters presented to our stockholders. The holders of our Class B common stock are not entitled to vote on any matter before the Annual Meeting. At the close of business on March 20, 2025, there were 126,376,383 shares of Class A common stock issued and outstanding and entitled to vote at the Annual Meeting.

AM I ENTITLED TO VOTE IF I HOLD CLASS B COMMON STOCK OR SPECIAL WARRANTS?

The holders of Class B common stock and our Special Warrants issued in connection with our Emergence are not entitled to vote on any matter before the Annual Meeting. If the holders of our Class B common stock convert their shares to Class A common stock or the holders of our Special Warrants exercise such warrants for shares of Class A common stock after the Record Date of March 20, 2025, such holders of Class A common stock will not be entitled to vote at the Annual Meeting.

WHY HAVE I RECEIVED A “NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS”?

As permitted by SEC rules, we are making this proxy statement and our 2024 Annual Report available to certain of our stockholders electronically via the Internet. On or about April 1, 2025, we mailed to these stockholders a Notice of Internet Availability of Proxy Materials (“Internet Notice”) containing instructions on how to access this proxy statement and our 2024 Annual Report and vote online. If you received an Internet Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them. Instead, the Internet Notice instructs you on how to access and review all of the important information contained in the proxy statement and 2024 Annual Report. The Internet Notice also instructs you on how you may submit your proxy over the Internet. If you received an Internet Notice by mail and would like to receive a printed copy of our proxy materials, then you should follow the instructions for requesting such materials contained in the Internet Notice.

WHAT IS THE DIFFERENCE BETWEEN BEING A “RECORD HOLDER” AND HOLDING SHARES IN “STREET NAME”?

A record holder holds shares in his or her name. Shares held in “street name” means shares that are held in the name of a bank or broker on a person’s behalf.

AM I ENTITLED TO VOTE IF MY SHARES ARE HELD IN “STREET NAME”?

Yes. If your shares are held by a bank or a brokerage firm, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, these proxy materials are being provided to you by your bank or brokerage firm, along with a voting instruction card if you received printed copies of our proxy materials. As the beneficial owner, you have the right to direct your bank or brokerage firm how to vote your shares, and the bank or brokerage firm is required to vote your shares in accordance with your instructions. If your shares are held in “street name,” you should contact your broker or other nominee to obtain your 16-digit control number or otherwise vote through the broker or other nominee.

HOW MANY SHARES MUST BE PRESENT TO HOLD THE ANNUAL MEETING?

A quorum must be present at the Annual Meeting for any business to be conducted. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the voting power of all outstanding shares of capital stock of the Company entitled to vote at the meeting constitutes a quorum for the transaction of business.

WHO CAN ATTEND AND VOTE AT THE 2025 ANNUAL MEETING OF STOCKHOLDERS?

Class A stockholders may participate in the Annual Meeting by visiting the following website: www.virtualshareholdermeeting.com/IHRT2025. To participate and vote at the Annual Meeting, you will need the 16-digit control number included on your Internet Notice, proxy card or on the instructions that accompanied your proxy materials. If your shares are held in “street name,” you should contact your broker or other nominee to obtain your 16-digit control number or otherwise vote through the broker or other nominee. You will need to obtain your own Internet access if you choose to attend the Annual Meeting online and/or vote over the Internet. If you lose your 16-digit control number, you may join the Annual Meeting as a “Guest” but you will not be able to vote, ask questions or access the list of stockholders as of the Record Date. Class B stockholders may also join the Annual Meeting as a "Guest." The meeting webcast will begin promptly at 10:00 a.m. Eastern Time. We encourage you to access the meeting prior to the start time. Online check-in will begin 15 minutes before the meeting time, and you should allow ample time for check-in procedures.

WHY HOLD A VIRTUAL MEETING?

We believe a virtual meeting enables increased stockholder attendance and participation because stockholders can participate from any location around the world. A virtual meeting also improves communications, reduces negative environmental impact and reduces costs for our stockholders and the Company compared to an in person meeting. You will be able to attend the Annual Meeting online and submit your questions by visiting www.virtualshareholdermeeting.com/IHRT2025. You also will be able to vote your shares electronically at the Annual Meeting by following the instructions above.

WHAT IF DURING THE CHECK-IN TIME OR DURING THE ANNUAL MEETING I HAVE TECHNICAL DIFFICULTIES OR TROUBLE ACCESSING THE VIRTUAL MEETING WEBSITE?

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website, and the information for assistance will be located on the Annual Meeting login page.

WILL THERE BE A QUESTION AND ANSWER SESSION DURING THE ANNUAL MEETING?

As part of the Annual Meeting, we will hold a live Q&A session, during which we intend to answer appropriate questions submitted by stockholders during or prior to the meeting that are pertinent to the Company and the meeting matters, for 15 minutes after the completion of the Annual Meeting, which the Company found was more than sufficient at the 2024 Annual Meeting. Only stockholders that have accessed the Annual Meeting as a stockholder (rather than a “Guest”) by following the procedures outlined above in “Who can attend and vote at the 2025 Annual Meeting of Stockholders?” will be permitted to submit questions during the Annual Meeting. If you would like to submit questions in advance of the Annual Meeting, please visit proxyvote.com before 11:59 P.M. Eastern Time on May 12, 2025 and enter your 16-digit control number. Each stockholder is limited to no more than two questions. Questions should be succinct and only cover a single topic. We will not address questions that are, among other things:

•irrelevant to the business of the Company or to the business of the Annual Meeting;
•related to material non-public information of the Company, including the status or results of our business since our last Quarterly Report on Form 10-Q;
•related to any pending, threatened or ongoing litigation;
•related to personal grievances;
•derogatory references to individuals or that are otherwise in bad taste;
•substantially repetitious of questions already made by another stockholder;
•in excess of the two question limit;
•in furtherance of the stockholder’s personal or business interests; or
•out of order or not otherwise suitable for the conduct of the Annual Meeting as determined by the Chair or Corporate Secretary in their reasonable judgment.
Additional information regarding the Q&A session will be available in the “Rules of Conduct” available on the Annual Meeting webpage for stockholders that have accessed the Annual Meeting as a stockholder (rather than a “Guest”) by following the procedures outlined above in “Who can attend and vote at the 2025 Annual Meeting of Stockholders?”.

WHAT IF A QUORUM IS NOT PRESENT AT THE ANNUAL MEETING?

If a quorum is not present at the scheduled time of the Annual Meeting, the chairperson of the Annual Meeting may adjourn the Annual Meeting until a quorum is present or represented.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE SET OF PROXY MATERIALS OR MORE THAN ONE INTERNET NOTICE?

It means that your shares are held in more than one account at the transfer agent and/or with banks or brokers. Please vote all of your shares. To ensure that all of your shares are voted, for each set of proxy materials, please submit your proxy by phone, via the Internet or by signing, dating and returning the enclosed proxy card in the enclosed envelope.

HOW CAN I OBTAIN A PAPER COPY OF THE 2024 ANNUAL REPORT?

We will furnish, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2024, including consolidated financial statements but not including exhibits, to each of our stockholders of record on March 20, 2025, and to each beneficial stockholder on that date upon written request made to Secretary, iHeartMedia, Inc., 20880 Stone Oak Parkway, San Antonio, TX 78258. A reasonable fee will be charged for copies of requested exhibits.

HOW DO I VOTE?

We recommend that stockholders vote prior to the meeting by proxy even if they plan to attend the Annual Meeting and vote during the meeting. If you are a stockholder of record, there are three ways to vote by proxy:

•by Internet—You can vote over the Internet at www.proxyvote.com by following the instructions on the Internet Notice or proxy card;
•by Telephone—You can vote by telephone by calling 1-800-690-6903 and following the instructions on the Internet Notice or proxy card; or
•by Mail—You can vote by mail by signing, dating and mailing the proxy card, which you may have received by mail.

Internet and telephone voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m., Eastern time, on May 12, 2025. We encourage stockholders to submit their proxy via telephone or the Internet.

If your shares are held in street name through a bank or broker, you will receive instructions on how to vote from the bank or broker. You must follow their instructions in order for your shares to be voted. Internet and telephone voting also may be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you would like to vote your shares at the Annual Meeting, you should contact your broker or other nominee to obtain your 16-digit control number or otherwise vote through the broker or other nominee.

CAN I CHANGE MY VOTE AFTER I SUBMIT MY PROXY?

Yes.

If you are a registered stockholder, you may revoke your proxy and change your vote:

•by submitting a duly executed proxy bearing a later date;
•by granting a subsequent proxy through the Internet or telephone;
•by giving written notice of revocation to the Secretary of iHeartMedia prior to the Annual Meeting; or
•by voting during the Annual Meeting.

Your most recent proxy card or Internet or telephone proxy is the one that is counted. Your attendance at the Annual Meeting by itself will not revoke your proxy unless you give written notice of revocation to the Secretary before your proxy is voted or you vote during the Annual Meeting.

If your shares are held in street name, you may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker, or you may vote during the Annual Meeting by obtaining your 16-digit control number from your bank or broker or otherwise voting through your bank or broker.

WHO WILL COUNT THE VOTES?

A representative of Broadridge Financial Solutions, Inc., our inspector of election, will tabulate and certify the votes.

WHAT IF I DO NOT SPECIFY HOW MY SHARES ARE TO BE VOTED?

If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote in accordance with the recommendations of the Board. The Board’s recommendations are indicated on page 3 of this proxy statement, as well as with the description of each proposal in this proxy statement.

WILL ANY OTHER BUSINESS BE CONDUCTED AT THE ANNUAL MEETING?

We know of no other business that will be presented at the Annual Meeting. If any other matter properly comes before the stockholders for a vote at the Annual Meeting, however, the proxy holders named on the Company’s proxy card will vote your shares in accordance with their best judgment.

HOW MANY VOTES ARE REQUIRED FOR THE APPROVAL OF THE PROPOSALS TO BE VOTED UPON AND HOW WILL ABSTENTIONS AND BROKER NON-VOTES BE TREATED?

Proposal	Voting Standard	Effect of Votes Withheld/Abstentions And Broker Non-Votes
Proposal No. 1: Election of the eight nominees named in the proxy statement as directors, each for a one-year term ending at the 2026 annual meeting of stockholders	Plurality of votes cast	Votes withheld and broker non-votes will have no effect.
Proposal No. 2: To ratify the appointment of EY as our independent registered public accounting firm for the fiscal year ending December 31, 2025	Majority of votes cast	Abstentions and broker non-votes will have no effect. We do not expect any broker non-votes on this proposal.
Proposal No. 3: To approve, on an advisory (non-binding) basis, the compensation of our named executive officers	Majority of votes cast	Abstentions and broker non-votes will have no effect.

WHAT IS AN ABSTENTION AND HOW WILL VOTES WITHHELD AND ABSTENTIONS BE TREATED?

A “vote withheld,” in the case of the proposal regarding the election of directors, or an “abstention,” in the case of the other proposals to be considered at the Annual Meeting, represents a stockholder’s affirmative choice to decline to vote on a proposal. Votes withheld and abstentions are counted as present and entitled to vote for purposes of determining a quorum. Votes withheld will have no effect on the election of directors, and abstentions will have no effect on Proposals 2 and 3.

WHAT ARE BROKER NON-VOTES AND DO THEY COUNT FOR DETERMINING A QUORUM?

Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares. A broker is entitled to vote shares held for a beneficial owner on routine matters, such as the ratification of the appointment of EY as our independent registered public accounting firm, without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on non-routine matters, such as Proposals One and Three. Broker non-votes count for purposes of determining whether a quorum is present.

WHERE CAN I FIND THE VOTING RESULTS OF THE 2025 ANNUAL MEETING OF STOCKHOLDERS?

We plan to announce preliminary voting results at the Annual Meeting, and we will report the final results in a Current Report on Form 8-K, which we intend to file with the SEC shortly after the Annual Meeting.

ADDITIONAL INFORMATION
Stockholder Proposals
Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2026 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act must submit the proposal to us at our principal executive offices, 20880 Stone Oak Parkway, San Antonio, TX 78258. Any proposal submitted pursuant to Rule 14a-8 must be received by us no later than December 2, 2025. We suggest that proponents submit their Rule 14a-8 proposals by certified mail, return receipt requested, addressed to our Secretary.
In addition, our Bylaws establish an advance notice procedure with regard to director nominations and other proposals by stockholders that are not intended to be included in our proxy materials, but that a stockholder instead wishes to present directly at an annual meeting. To be properly brought before the 2026 annual meeting of stockholders, a notice of the nomination or the matter the stockholder wishes to present at the meeting must be in writing and delivered to or mailed and received by our Secretary at our principal executive offices not later than the close of business on February 12, 2026 and not before the opening of business on January 13, 2026. However, if the 2026 annual meeting of stockholders is more than 30 days earlier or later than the first anniversary of the 2025 Annual Meeting, notice must be so delivered or received no earlier than the opening of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting and the 10th day following the date on which public disclosure of the date of such annual meeting was made. Our Bylaws also specify requirements relating to the content of the notice that stockholders must provide in order for a director nomination or other proposal to be properly presented at the 2026 annual meeting of stockholders.
In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, any notice of director nomination submitted to the Company must include the additional information required by Rule 14a-19(b) under the Exchange Act.
Householding of Annual Meeting Materials
The SEC’s rules permit us to deliver a single set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the proxy materials for the Annual Meeting or in the future, contact Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.
If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future proxy materials for your household, please contact Broadridge at the above phone number or address.

Other Matters
Our Board is not aware of any matter to be presented for action at the Annual Meeting other than the matters referred to above and does not intend to bring any other matters before the Annual Meeting. However, if other matters should properly come before the Annual Meeting, it is intended that holders of the proxies will vote thereon in their discretion.
Solicitation of Proxies
The accompanying proxy is solicited by and on behalf of our Board, whose notice of meeting is attached to this proxy statement, and the entire cost of such solicitation will be borne by us.
In addition to the use of the mails, proxies may be solicited by personal interview, telephone and email by directors, officers and other employees of iHeartMedia who will not be specially compensated for these services. We will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held of record by such brokers, nominees, custodians and other fiduciaries. We will reimburse such persons for their reasonable expenses in connection therewith.
Stockholders may obtain our proxy statement (and any amendments and supplements thereto) and other documents as and when filed with the SEC without charge from the SEC’s website at: www.sec.gov.

Certain information contained in this proxy statement relating to the occupations and security holdings of our directors and officers is based upon information received from the individual directors and officers.

WE WILL FURNISH, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2024, INCLUDING CONSOLIDATED FINANCIAL STATEMENTS BUT NOT INCLUDING EXHIBITS, TO EACH OF OUR STOCKHOLDERS OF RECORD ON MARCH 20, 2025, AND TO EACH BENEFICIAL STOCKHOLDER ON THAT DATE UPON WRITTEN REQUEST MADE TO SECRETARY, IHEARTMEDIA, INC., 20880 STONE OAK PARKWAY, SAN ANTONIO, TX 78258. A REASONABLE FEE WILL BE CHARGED FOR COPIES OF REQUESTED EXHIBITS.
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE URGE YOU TO VOTE YOUR SHARES VIA THE TOLL-FREE TELEPHONE NUMBER OR OVER THE INTERNET, AS DESCRIBED IN THIS PROXY STATEMENT. IF YOU RECEIVED A COPY OF THE PROXY CARD BY MAIL, YOU MAY SIGN, DATE AND MAIL THE PROXY CARD IN THE ENCLOSED RETURN ENVELOPE. PROMPTLY VOTING YOUR SHARES WILL ENSURE THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING AND WILL SAVE US THE EXPENSE OF FURTHER SOLICITATION.
By Order of the Board of Directors,

Jordan R. Fasbender
Executive Vice President, Chief Legal Officer and Secretary
San Antonio, TX
April 1, 2025

Annex A

Supplemental Disclosure Regarding Non-GAAP Financial Information

Non-GAAP Financial Measures

We define Adjusted EBITDA as consolidated Operating income (loss) adjusted to exclude restructuring expenses included within Direct operating expenses and SG&A expenses, and share-based compensation expenses included within SG&A expenses, as well as the following line items presented in our Statements of Operations: Depreciation and amortization, Impairment charges and Other operating expense, net. Alternatively, Adjusted EBITDA is calculated as Net loss, adjusted to exclude Income tax (benefit) expense, Interest expense, net, Depreciation and amortization, Loss on investments, net, Gain on extinguishment of debt, Other expense, net, Equity in loss of nonconsolidated affiliates, net, Impairment charges, Other operating expense, net, Share-based compensation expense, and restructuring expenses. Restructuring expenses primarily include expenses incurred in connection with cost-saving initiatives, as well as certain expenses, which, in the view of management, are outside the ordinary course of business or otherwise not representative of the Company's operations during a normal business cycle.

We use Adjusted EBITDA, among other measures, to evaluate the Company’s operating performance. This measure is among the primary measures used by management for the planning and forecasting of future periods, as well as for measuring performance for compensation of executives and other members of management. We believe this measure is an important indicator of our operational strength and performance of our business because it provides a link between operational performance and operating income. It is also a primary measure used by management in evaluating companies as potential acquisition targets. We believe the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. We believe it helps improve investors’ ability to understand our operating performance and makes it easier to compare our results with other companies that have different capital structures or tax rates. In addition, we believe this measure is also among the primary measures used externally by our investors, analysts and peers in our industry for purposes of valuation and comparing our operating performance to other companies in our industry. Since Adjusted EBITDA is not a measure calculated in accordance with generally accepted accounting principles (“GAAP”), it should not be considered in isolation of, or as a substitute for, operating income or net (loss) income as an indicator of operating performance and may not be comparable to similarly titled measures employed by other companies. Adjusted EBITDA is not necessarily a measure of our ability to fund our cash needs. Because it excludes certain financial information compared with operating income and compared with consolidated net (loss) income, the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions which are excluded.

We define Free Cash Flow as Cash provided by operating activities less capital expenditures, which is disclosed as Purchases of property, plant and equipment in the Company's Consolidated Statements of Cash Flows. We define Adjusted Free Cash Flow as Free Cash Flow further adjusted to include proceeds from real estate sales. We use Free Cash Flow and Adjusted Free Cash Flow, among other measures, to evaluate the Company’s liquidity and its ability to generate cash flow. We believe that Free Cash Flow and Adjusted Free Cash Flow are meaningful to investors because they provide them with a view of the Company's liquidity after deducting capital expenditures, which are considered to be a necessary component of ongoing operations; and include proceeds from real estate sales in the case of Adjusted Free Cash Flow. In addition, we believe that Free Cash Flow and Adjusted Free Cash Flow helps improve investors' ability to compare our liquidity with that of other companies.

Since Free Cash Flow and Adjusted Free Cash Flow are not measures calculated in accordance with GAAP, they should not be considered in isolation of, or as a substitute for, Cash provided by operating activities and may not be comparable to similarly titled measures employed by other companies. Free Cash Flow and Adjusted Free Cash Flow is not necessarily a measure of our ability to fund our cash needs.

Reconciliation of Operating Loss to Adjusted EBITDA

(In thousands)	Year Ended December 31,
	2024	2023
Operating loss	$(763,108)	$(797,311)
Depreciation and amortization	409,582	428,483
Impairment charges	922,681	965,087
Other operating expense, net	2,767	4,361
Share-based compensation expense	32,311	35,625
Restructuring expenses	101,384	60,353
Adjusted EBITDA	$705,617	$696,598

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA

(In thousands)	Year Ended December 31,
	2024	2023
Net loss	$(1,009,494)	$(1,100,339)
Income tax benefit	(158,402)	(62,338)
Interest expense, net	379,434	389,775
Depreciation and amortization	409,582	428,483
EBITDA	$(378,880)	$(344,419)
Loss on investments, net	(75,523)	28,130
(Gain) loss on extinguishment of debt	97,305	(56,724)
Other expense, net	926	655
Equity in loss of nonconsolidated affiliates	2,646	3,530
Impairment charges	922,681	965,087
Other operating expense, net	2,767	4,361
Share-based compensation expense	32,311	35,625
Restructuring expenses	101,384	60,353
Adjusted EBITDA	$705,617	$696,598

Reconciliation of Cash Provided by Operating Activities to Free Cash Flow and Free Cash Flow including net proceeds from real estate sales

(In thousands)	Year Ended December 31,
	2024	2023
Cash provided by operating activities	$71,429	$213,062
Purchases of property, plant and equipment	(97,594)	(102,670)
Free cash flow	$(26,165)	$110,392
Interest paid for the Debt Exchange Transaction(1)	46,321	—
Debt Exchange Transaction fees(1)	88,970	$—
Free cash flow excluding the impacts of the Debt Exchange Transaction(1)	$109,126	$110,392
(1)We completed the Debt Exchange Transaction in the fourth quarter of 2024 which resulted in $89 million of Debt Exchange fees, and $46 million of cash paid for accrued interest that would have been paid in 2025 under the old debt terms.

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VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 12, 2025 for shares held directly. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/IHRT2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 12, 2025 for shares held directly. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V68516-P28526 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

IHEARTMEDIA, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. The election of the following eight director nominees, each for a one-year term ending at the 2026 Annual Meeting of Stockholders.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees:

01) Robert W. Pittman
02) James A. Rasulo
03) Richard J. Bressler
04) Samuel E. Englebardt
05) Robert B. Millard
06) Cheryl Mills
07) Graciela Monteagudo
08) Kamakshi Sivaramakrishnan

The Board of Directors recommends you vote FOR the following proposals:

NOTE: Such other business as may properly come before the meeting or any adjournment, continuation or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

V68517-P28526

IHEARTMEDIA, INC.
Annual Meeting of Stockholders
May 13, 2025 10:00 AM Eastern Time
This proxy is solicited by the Board of Directors

The undersigned stockholder(s) hereby appoint(s) Robert W. Pittman and Richard J. Bressler, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of Class A common stock of iHeartMedia, Inc. that the undersigned stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM Eastern Time on May 13, 2025, via a live webcast at www.virtualshareholdermeeting.com/IHRT2025, and any adjournment, continuation or postponement thereof.

Such proxies are authorized to vote in their discretion (x) for the election of any person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, (y) on any matter that the Board of Directors did not know would be presented at the Annual Meeting by a reasonable time before the proxy solicitation was made, and (z) on such other business as may properly be brought before the Annual Meeting or any adjournment, continuation or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side